SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    September 2, 2008

ABC FUNDING, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-121070	56-2458730
State of Incorporation	Commission File Number	IRS Employer I.D. Number

4606 FM 1960 West, Suite 400 Houston, Texas, Texas 77069
Address of principal executive offices

Registrant’s telephone number: (281) 315-8890

________________________________________
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.  below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction – Completion of Voyager Acquisition and related financing and Exit from “Shell Company” Status

ABC Funding, Inc. a Nevada corporation (“we” or the “Company”) submits this current report on Form 8-K in connection with the following events:

• Our purchase on September 2, 2008 of all of the outstanding capital stock of Voyager Gas Corporation, the owner of oil and gas interests located in Duval County, Texas (the “Voyager Acquisition”) pursuant to that certain Stock Purchase and Sale Agreement, dated as of May 20, 2008 and amended as of August 15, 2008 and September 2, 2008, by and among the Company, Voyager Gas Holdings, L.P., as seller, and Voyager Gas Corporation (as amended, the “Purchase Agreement”).  A description of the Voyager Acquisition is set forth below under the heading “Item 2.01–– Completion of Acquisition or Disposition of Assets” and the Purchase Agreement was attached as Exhibit 99.1 to our Current Report on Form 8-K, previously filed with the Securities and Exchange Commission (the “SEC”) on May 23, 2008.

• Our entry on September 2, 2008 into a certain revolving credit agreement and term loan agreement with CIT Credit USA Inc. (the “CIT Credit Facility”), as set forth below under the heading “Item 2.03––Creation of a Direct Financial  Obligation.”  We financed the Voyager Acquisition through funds advanced to us under the CIT Credit Facility.  As part of the CIT Credit Facility, we issued the CIT Warrant (as defined below) to the participating lender.  A description of the CIT Warrant issuance is set forth below under the heading “Item 3.02–– Unregistered Sales of Equity Securities.”

• Upon completion of the Voyager Acquisition, we ceased our status as a “shell company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act").  Descriptions of our business operations, management and ownership structure, and certain financial information are set forth below under the heading “Item 5.06–– Change in Shell Company Status” in accordance with those regulations promulgated by the SEC under the Exchange Act for companies exiting from “shell company” status.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

The Voyager Acquisition

On September 2, 2008, we consummated the Voyager Acquisition, whereby we purchased of all of the outstanding capital stock of Voyager Gas Corporation, the owner of interests in oil and gas lease blocks located in Duval County, Texas, including working and other interests in oil and gas leases, producing wells, and properties, together with rights under related operating, marketing, and service contracts and agreements, seismic exploration licenses and rights, and personal property, equipment and facilities.  The Voyager Acquisition was made pursuant to the Purchase Agreement, as amended by the First Amendment to the Stock Purchase and Sale Agreement dated August 15, 2008 and the Second Amendment to the Stock Purchase and Sale Agreement dated September 2, 2008 among the parties thereto.

Upon the completion of the Voyager Acquisition, Voyager Gas Corporation became a wholly-owned subsidiary of our Company. Our newly acquired subsidiary’s properties consist of approximately 14,300 net acres located in Duval County, Texas.  The purchase price also included a proprietary 3-D seismic data base covering a majority of the acquired properties.

The purchase price paid in the Voyager Acquisition consisted of cash consideration of $35.0 million and, as amended by the Second Amendment, 10,000 newly issued shares of our preferred stock designated as Series D preferred stock (the “Series D Preferred”), having an agreed upon value of $7.0 million.  Upon the effectiveness of an amendment to our Articles of Incorporation increasing the number of shares of Common Stock that we may issue (the “Charter Amendment”), the Series D Preferred will automatically convert into 17.5 million shares of our Common Stock.

The acquired properties have established production over a substantial acreage position with proved and probable reserves from over ten different horizons located at depths ranging from 4,000 to 7,500 feet.  As of April 1, 2008, the Duval County Properties had independently engineered proved reserves of 16.2 Bcfe.  By category, this includes 5.2 Bcfe of proved developed producing, 5.6 Bcfe of proved developed non-producing, and 5.4 Bcfe of proved undeveloped reserves.  Approximately 69% of total proved reserves is natural gas.  In addition to proved reserves, our management has identified net unrisked probable reserves of 7.4 Bcfe covering seven drilling locations.  Net daily production averaged over 3.0 Mmcfe for the month of August 2008.

Copies of the First Amendment to the Stock Purchase and Sale Agreement dated August 15, 2008 and the Second Amendment to the Stock Purchase and Sale Agreement dated September 2, 2008 are filed as Exhibits 99.16 and 99.17 hereto.  A copy of the Stock Purchase and Sale Agreement dated May 20, 2008 was attached as Exhibit 99.1 to our Company Report on Form 8-K filed with the SEC on May 23, 2008.

Item 2.03                      Creation of a Direct Financial Obligation

Entry into Credit Facility with CIT Capital USA Inc., as Administrative Agent, and the lender named therein

On September 2, 2008, we entered into (i) a credit agreement (the “Revolving Loan”) among the Company, CIT Capital USA Inc. (“CIT Capital”), as Administrative Agent and the lender named therein and (ii) a second lien term loan agreement (the “Term Loan”) among the Company, CIT Capital and the lender.  The Revolving Loan and Term Loan are collectively referred to herein as the “CIT Credit Facility.”

Copies of the agreements and note instruments evidencing the Revolving Loan and Term Loan are filed as Exhibits 99.2, 99.3, 99.4 and 99.5 hereto.  Capitalized terms used herein and not defined shall have the meanings ascribed them in the Credit Agreement.  The summary of the referenced agreements is qualified in its entirety by reference to these exhibits.

The Revolving Loan provides for a $50.0 million senior secured revolving credit facility which is subject to an initial borrowing base of $14.0 million, or an amount determined based on semi-annual review of our proved oil and gas reserves.  As of September 4, 2008, we had borrowd $11.5 million under the Revolving Loan to finance the Voyager Acquisition, to repay the related bridge loan and transaction expenses, and to fund capital expenditures generally.  Monies advanced under the Revolving Loan mature in three years and bear interest at a rate equal to LIBOR plus 1.75% to 2.50%, as the case may be.

The Term Loan provides for a one-time advance to us of $22.0 million.  We drew down the full amount on September 2, 2008 to finance the Voyager Acquisition and to repay the related bridge loan and transaction expenses.  Monies borrowed under the Term Loan mature in three and one-half years and bear interest at a rate equal to LIBOR plus 5% during the first twelve months after closing and LIBOR plus 7.50%, thereafter.

The loan instruments evidencing the Revolving Loan contain various restrictive covenants, including financial covenants requiring that we will not: (i) as of the last day of any fiscal quarter, permit our ratio of EBITDAX for the period of four fiscal quarters then ending to interest expense for such period to be less than 2.0 to 1.0; (ii) at any time permit our ratio of total debt as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than 4.0 to 1.0; and (iii) permit, as of the last day of any fiscal quarter, our ratio of (a) consolidated current assets (including the unused amount of the total commitments, but excluding non-cash assets under FAS 133) to (b) consolidated current liabilities (excluding non-cash obligations under FAS 133 and current maturities under the CIT Credit Facility) to be less than 1.0 to 1.0.

The loan instruments evidencing the Term Loan contain various restrictive covenants, including financial covenants requiring that we will not: (i) permit, as of the last day of any fiscal quarter, our ratio of (a) consolidated current assets (including the unused amount of the total commitments, but excluding non-cash assets under FAS 133) to (b) consolidated current liabilities (excluding non-cash obligations under FAS 133 and current maturities under the CIT Credit Facility) to be less than 1.0 to 1.0; and (ii) as of the date of any determination permit our ratio of total reserve value as in effect on such date of determination to total debt as of such date of determination to be less than 2.0 to 1.0

Upon our failure to comply with covenants, the lender has the right to refuse to advance additional funds under the revolver and/or declare any outstanding principal and interest immediately due and payable.

All borrowings under the Revolving Loan are secured by a first lien on all of our assets and those of our subsidiaries.  All borrowings under the Term Loan are secured by a second lien on all of our assets and those of our subsidiaries.  Copies of the Guaranty and Collateral Agreement dated September 2, 2008 and the Second Lien Guaranty and Collateral Agreement dated September 2, 2008, whereby we granted to the lender a security interest in all of our oil & natural gas properties (including those acquired in the Voyager Acquisition), as well as the Intercreditor Agreement dated September 2, 2008, defining the priorities between first and second lien holders, are filed as Exhibits 99.6, 99.7 and 99.8 hereto.  The summary of the referenced agreements is qualified in its entirety by reference to these exhibits.

Under the CIT Credit Facility, we were required to enter into hedging arrangements mutually agreeable between us and CIT Capital.   Effective on September 2, 2008, we entered into hedging arrangements with a bank whereby we hedged 65% of our proved developed producing natural gas production and 25% of our proved developed producing oil production through December 2011 at $7.72 per Mmbtu and $110.25 per barrel, respectively.

CIT Capital is entitled to one percent (1%) overriding royalty interest of our net revenue interest in the oil and gas properties acquired in the Voyager Acquisition.  The overriding royalty interest is applicable to any renewal, extension or new lease taken by us within one year after the date of termination of the ORRI  Properties, as defined in the overriding royalty agreement covering the same property, horizons and minerals.

CIT Capital also received, and is entitled to receive in its capacity as administrative agent, various fees from us while monies advanced or loaned remain outstanding, including an annual administrative agent fee of $20,000 for each of the Revolving Loan and Term Loan and a commitment fee ranging from 0.375% to 0.5% of any unused portion of the borrowing base available under the Revolving Loan.

In connection with our entering into the CIT Credit Facility, upon closing the Voyager Acquisition, we paid our investment banker, Global Hunter Securities, LLC (“GHS”), the sum of $557,500 and delivered to GHS a promissory note (the “GHS Note”), payable on or before March 15, 2008, in the principal amount of $557,500. A copy of the GHS Note is filed as Exhibit 99.9 hereto.

Item 1.02                      Termination of a Material Definitive Agreement.

Satisfaction of Debentures

As previously disclosed in our Current Report on Form 8-K filed with the SEC on May 23, 2008, on May 21, 2008 we entered into a Securities Purchase Agreement with the purchasers identified therein (the “Bridge Loan”), whereby we received proceeds of $800,000 evidenced by senior secured convertible debentures (the “Debentures”).  The Debentures matured on the earlier of September 29, 2008 and the completion of the Voyager Acquisition, and could be satisfied in full by our payment of the aggregate redemption price of $900,000 or, at the election of the purchasers, by the conversion of the Debentures into shares of our Common Stock, at an initial conversion price of $0.33.

On September 2, 2008, we repaid $450,000 principal amount of the Debentures in cash from our CIT Credit Facility and issued, in full satisfaction of our obligation with respect to the other $450,000 principal amount, 10,000 shares of our Series E Preferred (as further described below in “Item 3.02 Unregistered Sale of Equity Securities”).

Item 3.02                      Unregistered Sale of Equity Securities.

Granting of Warrants to Lender in CIT Credit Facility

As further consideration for entering into the CIT Credit Facility disclosed under “Item 2.03 Creation of Direct Financial Obligation” above, we issued a warrant to CIT Capital (the “CIT Warrant”), exercisable at an exercise price of $0.35 per share for up to 24,199,996 shares of our common stock, par value $.001 per share (“Common Stock”),  or approximately 27.5% of our Common Stock on a fully-diluted basis at September 2, 2008. The CIT Warrant is exercisable for a period of seven (7) years and affords the holder(s) thereof certain anti-dilution protection.  The CIT Warrant is not exercisable until the effective date of the Charter Amendment.

A copy of the CIT Warrant is filed as Exhibit 99.10 hereto. The summary of the referenced instrument is qualified in its entirety by reference to this exhibit.

Granting of Warrant to Global Hunter Securities LLC

As further consideration for entering into the CIT Credit Facility, we issued a warrant to GHS (the “GHS Warrant”), exercisable for up to 225,000 shares of our Common Stock, at an exercise price of $0.33 per share.  The GHS Warrant is exercisable for a period of five years.  The GHS Warrant is not exercisable until the effective date of the Charter Amendment.

A copy of the GHS Warrant is filed as Exhibit 99.11 hereto. The summary of the referenced instrument is qualified in its entirety by reference to this exhibit.

Issuance of Series D and Series E Preferred Stock

As set forth above, we issued 10,000 shares of Series D Preferred to the seller in the Voyager Acquisition.  As set forth in the Certificate of Designations filed with the State of Nevada August 27, 2008 with respect to the Series D Preferred, upon the effectiveness of the Charter Amendment, each share of Series D Preferred will automatically convert into 1,750 shares of Common Stock for an aggregate of 17,500,000 shares of our Common Stock.

Concurrent with the closing of the Voyager Acquisition, we issued 10,000 shares of our newly designated Series E Preferred to the former holder of a $450,000 Debenture in satisfaction of our obligations under such Debenture. As set forth in the Certificate of Designations filed with the State of Nevada August 29, 2008 with respect to  the Series E Preferred, upon the effectiveness of the Charter Amendment, each share of Series E Preferred will automatically convert into 136.3636 shares of Common Stock for an aggregate of 1,363,636 shares of our Common Stock.  The Common Stock underlying the Series E Preferred are subject to the registration rights previously disclosed in our Current Report on Form 8-K filed with the SEC on May 23, 2008.

The shares of Series D and Series E Preferred rank senior to all other shares of the Company’s capital stock and are on parity with each other.  Copies of the Certificates of Designation of the Series D and Series E Preferred are filed as Exhibits 99.12  and 99.13  hereto, respectively.  The summary of the referenced instruments is qualified in its entirety by reference to these exhibits.

Granting of Certain Registration Rights

On September 2, 2008, we entered into a registration rights agreement with CIT Capital and Voyager Gas Holdings, LP (the “Registration Rights Agreement”), whereby we agreed to file, within ninety (90) days from the closing of the Voyager Acquisition, a registration statement with respect to all shares of Common Stock underlying the CIT Warrant and the shares of Series D Preferred.  In the event that a registration statement covering all such shares is not deemed effective within one hundred eighty (180) days from the closing of the Voyager Acquisition, then we will be obligated to pay liquidated damages on the unregistered shares as set forth in the Registration Rights Agreement, a copy of which is filed as Exhibit 99.14 hereto.  The summary of the referenced agreement is qualified in its entirety by reference to this exhibit.

Item 5.06                      Change in Shell Company Status.

Prior to the Voyager Acquisition described above under the heading “Item 2.01 Completion of Acquisition or Disposition of Assets” we were a “shell company” as that term is defined in Rule 12b-2 promulgated under the Exchange Act.  However, upon completing the Voyager Acquisition we ceased to be a shell company.

Accordingly, we provide below the following Form 10-SB registration statement-type disclosures concerning our business, properties, management (personnel and compensation) and ownership, including recent issuances of equity and debt securities, and financial position, as of the dates and periods identified below.

PART I

Item 1.	Description of Business.

Company Overview

We were incorporated as a Nevada corporation on May 13, 2004.  Other than the capital raising activity discussed elsewhere under “ - Development of Business,” prior to the Voyager Acquisition and during the period covered by this Current Report we engaged in only nominal operations and had only nominal assets.  Our activities primarily involved such capital-raising activities and business planning, with the stated intention to engage in the oil and natural gas industry by (i) acquiring established oil and gas properties and exploiting them through the application of conventional and specialized technology to increase production, ultimate recoveries, or both, and (ii) participating in joint venture drilling programs with repeatable low risk results.  During this time, we remained a “shell company” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act and, as such, were subject to the rules of the SEC applicable to shell companies.

As disclosed  elsewhere in this Current Report under “Item 1. Completion of Acquisition or Disposition of Assets – The Voyager Acquisition,” we  consummated  the Voyager Acquisition on September 2, 2008, at which time we ceased to be a shell company and became an independent oil and natural gas company.

Development of Business.

On April 28, 2006, Energy Venture, Inc., a privately-held Delaware corporation ("Energy Venture") consummated its acquisition of shares of the capital stock of our Company in accordance with the terms of that certain Stock Purchase Agreement, dated as of April 3, 2006, as amended by that Amendment, dated as of April 28, 2006, among Energy Venture and those certain selling stockholders of our Company named therein.  Under the purchase agreement, Energy Venture acquired a total of 8,200,000 shares of our Common Stock for an aggregate purchase price of $433,037 (the "April 2006 Stock Transaction").  Included among the selling stockholders in the April 2006 Stock Transaction was the then Chief Executive Officer, Chief Financial Officer and Chairman of our Company, Harold Barson.

Prior to the completion of the April 2006 Stock Transaction, Harold Barson and Jeffrey Brown, another former officer and director of our Company, held 9,160,000 and 100,000 shares of the Common Stock, respectively, representing collectively 92.6% of our 10,000,000 shares of Common Stock then issued and outstanding.  After giving effect to the April 2006 Stock Transaction, Energy Venture held an aggregate of 8,200,000 shares constituting, in the aggregate, 82% of the issued and outstanding shares of Common Stock.  As a result of the April 2006 Stock Transaction, each of Alan D. Gaines, a current director, and Steven Barrenechea, a former director and current advisor, became indirect owners of all 8,200,000 shares of the Common Stock acquired by Energy Venture by reason of their control of Energy Venture, in which Messrs. Gaines and Barrenechea served as directors and Mr. Gaines owned a majority of the issued and outstanding shares of capital stock.  In connection with the April 2006 Stock Transaction, Messrs. Gaines and Barrenechea became directors and officers of our Company.

On May 26, 2006, we and our wholly-owned subsidiary, EVI Acquisition Corp., a Nevada corporation, entered into, and consummated, the Agreement and Plan of Merger with Energy Venture.  Pursuant to the merger agreement, Energy Venture merged with and into EVI Acquisition Corp. (the "May 2006 Merger") and, in return: (i) each share of common stock of Energy Venture then issued and outstanding was exchanged for one share of our Common Stock; (ii) each outstanding option to purchase shares of common stock of Energy Venture was exchanged for an option to purchase, at the same exercise price, an equal number of shares of our Common Stock; and (iii) all of the obligations and liabilities of Energy Venture, including those certain 10% Convertible Promissory Notes of Energy Venture in the aggregate principal amount of $1,500,000 (the "2006 Notes"), were assumed by us.  As part of the May 2006 Merger, EVI Acquisition Corp. amended its Articles of Incorporation to change its name to "Energy Venture, Inc."  Immediately prior to the issuance of shares of our Common Stock pursuant to the merger agreement, there were 10,000,000 shares of our Common Stock outstanding, of which 8,200,000 were held by Energy Venture and were cancelled pursuant to the merger agreement.

    As a result of the May 2006 Merger, the former stockholders of Energy Venture became the controlling stockholders of our Company.  Since we had no substantial assets immediately prior to the May 2006 Merger, the transaction was treated for accounting purposes as a reverse acquisition and was accounted for as a recapitalization of Energy Venture rather than a business combination.  Consequently, the historical financial statements of Energy Venture became the historical financial statements of our Company.

Recent Developments

On September 2, 2008, we completed the Voyager Acquisition, pursuant to which Voyager Gas Corporation became a wholly-owned subsidiary of our Company.  Our newly acquired subsidiary’s properties consist of oil and natural gas lease blocks, including related, including working and other interests in oil and gas leases, wells, and properties, together with rights under related operating, marketing, and service contracts and agreements, seismic exploration licenses and rights, and personal property, equipment and facilities, located on approximately 14,300 net acres located in Duval County, Texas, or the Duval County Properties, as defined and more particularly described elsewhere in this Current Report under “Item 2. Description of Properties.”  The purchase price also included a proprietary 3-D seismic data base covering a majority of the property.  We financed the Voyager Acquisition with funds from the CIT Credit Facility.

Employees

We currently have three employees, Robert P. Munn, our Chief Executive Officer, Carl A. Chase, our Chief Financial Officer and Steven Barrenechea, our former CEO, who serves as an advisor.

We intend to add additional employees as required to provide the technical expertise and administrative support to fully develop and implement the Voyager Acquisition.

Risk Factors

The reader should carefully consider each of the risks described below.  If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and the trading price of our Common Stock could decline significantly.

Risk Factors of our Company

We are a company with limited operating history and very limited resources.

Since our inception in May 2004, we have had limited operations and nominal revenues.  To date, we have been engaged principally in organization, capital-raising activities and early business development planning matters related primarily to making acquisitions or participating in strategic joint ventures in the oil and natural gas industry.  Except for the Voyager Acquisition, to date we have made no acquisitions or entered into any joint ventures.  While we expect to realize revenues through oil and gas production from our newly-acquired interests in the Duval County Properties and such other properties as we may acquire in the future, there can be no assurance that we will be successful.  In addition, we anticipate significant expenses relating to the development of our infrastructure and business.  Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in the energy industry, given the volatile nature of the energy markets.  Our ability to generate net income will be strongly affected by, among other factors, our ability to successfully drill undeveloped reserves as well as the market price of crude oil and natural gas.  There can be no assurance that we will achieve our objective and business plan, or that we will be able to succeed in achieving our objective and business plan.

If adequate funds are unavailable from our anticipated operations from the Duval County Properties, the CIT Credit Facility or additional sources of financing, we might be forced to reduce or delay acquisitions or capital expenditures, sell assets, reduce operating expenses, refinance all or a portion of our debt, or delay or reduce important drilling or enhanced production initiatives.  In the future we may seek to raise any necessary additional funds through equity or debt financings, convertible debt financing, joint ventures with corporate partners or other sources, which may be dilutive to our existing shareholders and may cause the price of our Common Stock to decline.

We have future capital needs and without adequate capital we may go out of business.

As a result of the Voyager Acquisition, we anticipate that we will experience substantial capital needs to exploit the Duval County Properties pursuant to our planned development program.  We also expect that additional external financing will be required in the future to fund our growth.

Under the CIT Credit Facility, of the initial borrowing base of $14.0 million under the Revolving Loan, only $2.5 million is currently available to us.  As of September 4, 2008 we had borrowed $33.5 million to finance the Voyager Acquisition, to repay the Bridge Loan and related transaction expenses, and to fund capital expenditures generally.  In connection with the Voyager Acquisition, we drew down the full $22.0 million under the Term Loan.

Our growth and continued operations could be impaired by limitations on our access to the capital markets or traditional secured sources of credit.  There is no assurance that capital will be available to us, or if available, would be adequate for the long-range growth of our Company or obtainable by us on acceptable terms.  If financing is available, it may involve issuing securities senior to our shares or equity financings which are dilutive to holders of our shares.  In addition, in the event we do not raise additional capital from conventional sources, such as our existing investors or commercial banks, there is every likelihood that our growth will be restricted and we may need to scale back or curtail implementing our business plan.  Even if we are successful in raising capital, we will likely need to raise additional capital to continue and/or expand our operations.

Without adequate capital resources, we may be forced to limit our planned oil and natural gas acquisition and development activities and thereby adversely affect the recoverability and ultimate value of our oil and natural gas properties.  If we are unable to service our indebtedness, we may also be forced to adopt an alternative strategy that may include actions such as reducing or delaying acquisitions and capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking equity capital.  We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our indebtedness.

If we are unable to realize the perceived potential of the Voyager Acquisition or successfully integrate such other companies or assets we acquire in the future into our operations on a timely basis, our profitability could be negatively affected.

Our growth and operating strategies for businesses or assets we acquire, including the Voyager Acquisition, may be different from the strategies currently pursued by such businesses or the current owners of such assets.  If our strategies are not successful for the Duval County Properties or such company or other assets we acquire, it could have a material adverse effect on our business, financial condition and results of operations.  Further, there can be no assurance that we will be able to maintain or enhance the profitability of any acquired business or consolidate the operations of any acquired business to achieve cost savings.

In addition, there may be risks and liabilities that we failed, or were unable, to discover in the course of performing due diligence investigations in the Voyager Acquisition or with respect to any other business or property we may acquire in the future.  Such risks include the possibility of title defects or liabilities not discovered by our due diligence review.  Such liabilities could include those arising from employee benefits contribution obligations of a prior owner or non-compliance with, or liability pursuant to, applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible.  We cannot assure you that rights to indemnification, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired, including the Voyager Acquisition.  Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

Our failure to realize any perceived value from the Duval County Properties or to integrate acquired properties successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in our incurring unanticipated expenses and losses.  In addition, we may have to assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions, and the scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

We depend on successful exploration, development and acquisitions to maintain revenue in the future.

In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics.  Except to the extent that we conduct successful exploration and development activities with respect to the Duval County Properties or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced.  Our future natural gas and oil production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves.  Additionally, the business of exploring for, developing, or acquiring reserves is capital intensive.  Recovery of our reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations.  To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired.  In addition, we may be required to find partners for any future exploratory activity.  To the extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we will be adversely affected.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our oil and natural gas exploration and production activities will be subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production.  Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.  Please read "- Reserve estimates depend on many assumptions that may turn out to be inaccurate" below for a discussion of the uncertainties involved in these processes.  Our costs of drilling, completing and operating wells are often uncertain before drilling commences.  Overruns in budgeted expenditures are common risks that can make a particular project uneconomical.  Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;
•	pressure or irregularities in geological formations;
•	shortages of or delays in obtaining equipment and qualified personnel;
•	equipment failures or accidents;
•	adverse weather conditions;
•	reductions in oil and natural gas prices;
•	oil and natural gas property title problems; and
•	market limitations for oil and natural gas.

In addition, there is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable.  The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities.  We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

If our access to markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production.  The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities.  Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties.  Our failure to obtain such services on acceptable terms could materially harm our business.

Our productive properties may be located in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities.  Such restrictions on our ability to sell our oil or natural gas could have several adverse affects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

Hedging activities we engage in may prevent us from benefiting from price increases and may expose us to other risks.

Following our entry into the CIT Credit Facility on September 2, 2008, we executed arrangements to use derivative instruments to hedge the impact of market fluctuations on crude oil and natural gas prices.  To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of future price increases above the levels of the hedges.  This is particularly relevant given the precipitous drop in natural gas prices in the weeks prior to our September 2nd entry into such hedging arrangements.  In addition, we will be subject to risks associated with differences in prices received at different locations, particularly where transportation constraints restrict our ability to deliver oil and gas volumes to the delivery point to which the hedging transaction is indexed.

Our CIT Credit Facility imposes significant operating and financial restrictions on us that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The CIT Credit Facility contains covenants that restrict our ability and the ability of our subsidiaries to take various actions, such as:

•	incurring or generating additional indebtedness or issuing certain preferred stock;
•	paying dividends on our capital stock or redeeming, repurchasing or retiring our capital stock or subordinated indebtedness or making other restricted payments;
•	entering into certain transactions with affiliates;
•	creating or incurring liens on our assets;
•	transferring or selling assets;
•	incurring dividend or other payment restrictions affecting certain of our future subsidiaries; and
•	consummating a merger, consolidation or sale of all or substantially all of our assets.

In addition, the CIT Credit Facility includes other and more restrictive covenants including those that will restrict our ability to prepay our other indebtedness, while borrowings under the CIT Credit Facility remain outstanding.  The CIT Credit Facility also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios.  Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in the CIT Credit Facility could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•
adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our best interest.

A breach of any of the restrictive covenants or our inability to comply with the required financial ratios could result in a default under the CIT Credit Facility.

If a default occurs, the lenders under the CIT Credit Facility may elect to:

•	declare all borrowings outstanding thereunder, together with accrued interest and other fees, to be immediately due and payable; or
•	exercise their remedies against our assets subject to their first liens.

The lenders under the CIT Credit Facility would also have the right in these circumstances to terminate any commitments they have to provide us with further borrowings.

One of our directors possesses, and as a result of the Voyager Acquisition, a principal stockholder will possess significant control over our operations based, in large part, upon their ownership of our capital stock, and because of this they could choose a plan of action which could devalue our outstanding securities.

One of our directors, Alan D. Gaines currently holds 11,151,000 shares of Common Stock, or 47.7% of our outstanding shares at September 4, 2008.  Accordingly, until such time as his ownership is sufficiently diluted by the issuance of additional shares of Common Stock upon the automatic conversion of the outstanding shares of our Series D and E Preferred, Mr. Gaines could significantly influence our Company on matters submitted to the stockholders for approval.  These matters include the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control.  Even after issuance of shares of Common Stock upon conversion of the preferred stock, Mr. Gaines will continue to be in a position to influence our Company.

After giving effect to the automatic conversion upon the effectiveness of the Charter Amendment of the Series D Preferred issued in the Voyager Acquisition, a designee of Voyager Gas Holdings, L.P. (“Voyager”) will hold 17,500,000 shares of Common Stock or, assuming no additional issuance of our securities, approximately 42.8% of our outstanding shares.  As a result, Voyager could also significantly influence our Company on any of the foregoing matters that require stockholders’ approval.

The amount of control yielded by Mr. Gaines and/or Voyager, as applicable, gives each of them the ability to determine the future of our Company, and as such, they could cause us to close the business, change the business plan or make any number of other major business decisions without the approval of other stockholders.  This control may significantly reduce the value of our shares.

We may not be able to retain the services of our Chief Executive Officer and Chief Financial Officer or we may be unable to successfully recruit qualified managerial and field personnel having experience in oil and gas exploration and development.

Our success also depends to a significant extent upon the continued services of Robert P. Munn, our Chief Executive Officer, and Carl A. Chase, our Chief Financial Officer.  Loss of the services of either Mr. Munn or Mr. Chase could have a material adverse effect on our growth, revenues, and prospective business.  We do not have key-man insurance on the lives of Messrs. Munn and Chase.  In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration and production business.  Competition for qualified individuals is intense.  There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Our Articles of Incorporation provide for indemnification of officers and directors at our expense and limit their liability.

Our Articles of Incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our Company.  We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification.  This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

We have been advised that in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act of 1933, as amended, (the “Securities Act’), and is, therefore, unenforceable.  In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director,  officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have not and do not anticipate paying any cash dividends on our Common Stock, because of this our securities could face devaluation in the market.

We have paid no cash dividends on our Common Stock to date and it is not anticipated that any cash dividends will be paid to holders of our Common Stock in the foreseeable future.  The CIT Credit Facility disallows us paying dividends, except under certain circumstances.  While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance our future expansion.  As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

Our Common Stock is listed on the OTC Bulletin Board.

Our Common Stock is not quoted on the NASDAQ National Market System or listed on a national securities exchange.  The NASDAQ National Market System and national securities exchanges require companies to fulfill certain requirements in order for their shares to be listed and to continue to be listed.  The securities of a company may be ineligible for listing or, if listed, may be considered for delisting if the company fails to meet certain financial thresholds, including if the company has sustained losses from continuing operations and/or net losses in recent fiscal years.  There can be no assurance that we will not report losses in the future or that we will be able to list or have our Common Stock quoted on the NASDAQ National Market or a national securities exchange.  An inability to list our Common Stock could adversely affect our ability to raise capital in the future by issuing Common Stock or securities convertible into or exercisable for our Common Stock.

We will continue to incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance requirements.

In January 2006, we registered our Common Stock under the Exchange Act and thereby became subject to the reporting requirements promulgated by the SEC thereunder.  As a public company, we incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, together with rules implemented by the SEC and applicable market regulators.  These rules impose various requirements on public companies, including requiring certain corporate governance practices.  Our management and other personnel will need to devote a substantial amount of time to these new compliance requirements.  Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures.  In particular, for fiscal years ending on or after December 15, 2007, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.  For fiscal years ending on or after December 15, 2008, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.  Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses.  Compliance with Section 404 may require that we incur substantial accounting expense and expend significant management efforts.  If we are not able to comply with the requirements of Section 404 in a timely manner or if our independent registered public accounting firm later identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

Our Board of Directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to Common Stock holders and with the ability to adversely affect stockholder voting power and perpetuate our Board's control over our Company.

Our Articles of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $ .001 per share, of which up to 522,000 aggregate shares have been designated as Series A, B, C, D and E preferred stock.  As such, our Board of Directors (the “Board”) is currently entitled to authorize the issuance of an additional 418,000 shares of preferred stock in one or more series with such designations; preferences; conversion rights; cumulative, relative; participating; and optional or other rights, including: voting rights; qualifications; limitations; or restrictions as may be determined in its sole discretion, with no further authorization by security holders required for the issuance thereof.

The issuance of additional preferred stock from the shares available could adversely affect the voting power and other rights of the holders of Common Stock.  Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our Company or make removal of management more difficult.  As a result, our Board's ability to issue preferred stock may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations.  Negotiating with an unfriendly acquirer may result in, among other things, terms more favorable to us and our stockholders.  Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the Common Stock.

Risk Factors of the Industry

Oil and Natural Gas Prices are Volatile.

The prices we receive for future oil and natural gas production will heavily influence our revenue, profitability, access to capital and rate of growth.  Oil and natural gas are commodities and their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand or global macroeconomic disruptions.  Historically, the markets for oil and natural gas have been volatile.  These markets will likely continue to be volatile in the future.  The prices we may receive for any future production, and the levels of this production, depend on numerous factors beyond our control.  These factors include the following:

•	changes in global supply and demand for oil and natural gas;
•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;
•	the price and quantity of imports of foreign oil and natural gas in the U.S.;
•	political conditions, including embargoes, which affect other oil-producing activities;
•	the level of global oil and natural gas exploration and production activity;
•	the level of global oil and natural gas inventories;
•	weather conditions affecting energy consumption;
•	technological advances affecting energy consumption; and
•	the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically.  Lower prices will also negatively impact the value of our proved reserves.  A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Competition in the oil and natural gas industry is intense.

We will operate in a highly competitive environment for developing properties, marketing of oil and natural gas and securing trained personnel.  Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate.  Those companies may be able to pay more for productive oil and natural gas properties and prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit.  Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.  In addition, there is substantial competition for capital available for investment in the oil and natural gas industry.  We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing oil and natural gas, attracting and retaining quality personnel and raising additional capital.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.

Accounting rules require that we review periodically the carrying value of our oil and natural gas properties for possible impairment.  Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties.  Because our properties will serve as collateral for advances under the CIT Credit Facility, a write-down in the carrying values of our properties could require us to repay debt earlier than would otherwise be required.  A write-down would also constitute a non-cash charge to earnings.  It is likely that the effect of such a write-down could also negatively impact the trading price of our securities.

We will account for our oil and gas properties using the full cost method of accounting.  Under this method, all costs associated with the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and overhead charges directly related to acquisition, exploration and development activities, are capitalized.  Proceeds received from disposals are credited against accumulated cost except when the sale represents a significant disposal of reserves, in which case a gain or loss is recognized.  The sum of net capitalized costs and estimated future development and dismantlement costs for each cost center is depleted on the equivalent unit-of-production method, based on proved oil and gas reserves as determined by independent petroleum engineers.  Excluded from amounts subject to depletion are costs associated with unevaluated properties..  We evaluate impairment of our proved oil and gas properties whenever events or changes in circumstances indicate an asset’s carrying amount may not be recoverable.  The risk that we will be required to write down the carrying value of our oil and natural gas properties increases when oil and gas prices are low or volatile.  In addition, write-downs would occur if we were to experience sufficient downward adjustments to our estimated proved reserves or the present value of estimated future net revenues.

Reserve estimates depend on many assumptions that may turn out to be inaccurate.  Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves acquired under the Voyager Acquisition.

The process of estimating oil and natural gas reserves is complex.  It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors.  Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of our reported reserves.  In order to prepare our estimates, we must project production rates and the timing of development expenditures.  We must also analyze available geological, geophysical, production and engineering data.  The extent, quality and reliability of this data can vary.  The process also requires that economic assumptions be made about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.  Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices received, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates.  Any significant variance could materially affect the estimated quantities and present value of our reported reserves.  In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

The Duval County Properties and our future acquired properties may yield revenues or production that vary significantly from our projections.

Our assessments of the recoverable reserves, future natural gas and oil prices, operating costs, potential liabilities and other factors relating to the Duval County Properties and other producing properties that may be acquired in the future are necessarily inexact and their accuracy is inherently uncertain.  A review of properties will not reveal all existing or potential problems or permit us to become sufficiently familiar with the property to assess fully its deficiencies and capabilities.  We may not inspect every well, and we may not be able to identify structural and environmental problems even when we do inspect a well.  If problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of those problems.  Any acquisition of property interests may not be economically successful, and unsuccessful acquisitions may have a material adverse effect on our financial condition and future results of operations.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

We are not insured against all risks.  Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations.  Our oil and natural gas exploration and production activities will be subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;
•	abnormally pressured formations;
•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapses;
•	fires and explosions;
•	personal injuries and death; and
•	natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our Company.  We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented.  In addition, pollution and environmental risks generally are not fully insurable.  If a significant accident or other event occurs and is not fully covered by insurance, then that accident or other event could adversely affect our results of operations, financial condition and cash flows.

We may not have enough insurance to cover all of the risks that we face.

In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face.  We do not carry business interruption insurance.  We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented.  In addition, we cannot insure fully against pollution and environmental risks.  The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

Our operations may cause us to incur substantial liabilities for failure to comply with environmental laws and regulations.

Our oil and natural gas operations will be subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection.  These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from our operations.  Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief.  Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as the industry in general.  Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

The exploration, development, production and sale of oil and natural gas is subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with such governmental regulations. Matters subject to regulation include:

•	permits for drilling operations;
•	drilling and plugging bonds;
•	reports concerning operations;
•	the spacing and density of wells;
•	unitization and pooling of properties;
•	environmental maintenance and cleanup of drill sites and surface facilities; and
•	taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

We may not be able to keep pace with technological developments in our industry.

The oil and natural gas industry is characterized by rapid and significant technological advancements and introduction of new products and services which utilize new technologies.  As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs.  In addition, other oil and natural gas companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we are able to.  We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost.  If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition, and results of operations could be materially adversely affected.

Item 2.	Management’s Discussion and Analysis of Financial Statements or Plan of Operation.

We were incorporated in the State of Nevada on May 13, 2004.

By virtue of the May 2006 Merger, in which Energy Venture merged into a newly created, wholly-owned subsidiary of ours, Energy Venture was deemed the acquiring entity for financial accounting purposes and the historical financial statements of our Company were restated to be those of Energy Venture.  We have not had any revenues from operations since the May 2006 Merger; rather, we have primarily been involved in conducting business planning and capital-raising activities in our bid to become an independent oil and natural gas company.

On September 2, 2008, we completed the Voyager Acquisition.  The Voyager Acquisition is the first oil and gas acquisition consummated by us.

Plan of Operation

On September 2, 2008, we completed the Voyager Acquisition whereby our newly acquired subsidiary gives us ownership interests in oil and natural gas lease blocks in the Duval County Properties covering approximately 14,300 net acres, as more particularly described elsewhere in this Current Report under “Item 2. Description of Properties.”  We also acquired in the Voyager Acquisition a proprietary 3-D seismic data base covering a majority of the Duval County Properties.  As disclosed elsewhere in this Current Report under “Item 2.03.  Creation of Direct Financial Obligation,” we paid cash consideration of $35.0 million, plus 10,000 shares of our Series D Preferred, having an agreed upon value of $7.0 million, in the Voyager Acquisition.

Having consummated the Voyager Acquisition, we intend to engage in the exploration, production, development, acquisition and exploitation of the crude oil and natural gas properties located in the Duval County Properties.  We believe that these properties and other assets acquired in the Voyager Acquisition will provide us a number of opportunities to realize increased production and revenues.  We also believe that the reserve base located in the Duval County Properties can be further developed through infill and step-out drilling of new wells, workovers targeting proved reserves and stimulating existing wells.  As such, we plan to investigate and evaluate various formations therein to potentially recover significant incremental oil and natural gas reserves and to create new drilling programs to exploit the full reserve potential of the fields located therein.

Pursuant to our third party independent reservoir engineering report, we have identified four non-productive wells with immediate recompletion potential to currently non-producing formations in these wellbores.  We will immediately prepare recompletion procedures which target these proved non-producing reserves identified in the report.  Our estimated capital expenditures for these recompletions are $400,000, or $100,000 per well.  In addition to the recompletions, pursuant to the reserve report, we have identified drilling opportunities for six proved undeveloped locations and seven probable locations.  Total estimated capital expenditures for drilling of these 13 wells is $11.7 million.  These recompletions and drilling opportunities will be funded through a combination of cash flow from the Duval County Properties and borrowings under our CIT Credit Facility.

We expect to utilize 3-D seismic analysis and other modern technologies and production techniques to improve drilling results and ultimately enhance our production and returns.  We also believe use of such technologies and production techniques in exploring for, developing and exploiting oil and natural gas properties will help us reduce drilling risks, lower finding costs and provide for more efficient production of oil and natural gas from our properties.

We will continue to review opportunities to acquire additional producing properties, leasehold acreage and drilling prospects that are located in and around the Duval County Properties, or which might result in the establishment of new drilling areas.  When identifying acquisition candidates, we focus primarily on underdeveloped assets with significant growth potential.  We seek acquisitions which allow us to absorb, enhance and exploit properties without taking on significant geologic, exploration or integration risk.

The implementation of our foregoing strategy will require that we make significant capital expenditures in order to replace current production and find and develop new oil and gas reserves.  In order to finance our capital program, we will depend on cash flow from anticipated operations, cash or cash equivalents on hand, or committed credit facilities, as discussed below in “- Liquidity and Capital Resources.”

If we are unable to raise additional capital from conventional sources, including lines of credit and additional sales of additional stock in the future, we may be forced to curtail or cease our business operations.  We may also be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency.  We cannot assure you, however, that financing will be available in amounts or on terms acceptable to us, or at all.  Even if we are able to continue our operations, the failure to obtain sufficient financing could have a substantial adverse effect on our business prospects and financial results.

Our forecasted operating needs and funding requirements, as well as our projected ability to obtain adequate financial resources, involve risks and uncertainties, and actual results could vary as a result of a number of factors, including the risk factors included above under “Item 1. Description of Business - Risk Factors.”  The risks described therein are not the only ones facing us and additional risks that we do not yet know of or that we currently think are not material may also have an adverse effect on our business operations.  If any of the risks actually occur, our business could be adversely affected as well as the value of our shares.

Liquidity and Capital Resources

Our main sources of liquidity and capital resources for the fiscal year 2009 will be cash, short-term cash equivalent investments on hand , anticipated internally generated cash flows from operations following the Voyager Acquisition and committed credit facilities.

We believe our short-term and long-term liquidity is adequate to fund operations, including capital expenditures, interest and repayment of debt maturities during our fiscal year ending June 30, 2009.

CIT Credit Facility

As disclosed elsewhere under “Item 2.03. Creation of a Direct Financial Obligation,” on September 2, 2008 we entered into the Revolving Loan and the Term Loan , or the “CIT Credit Facility.”

The Revolving Loan provides for a $50.0 million senior secured revolving credit facility which is subject to an initial borrowing base of $14.0 million, or an amount determined based on semi-annual review of our proved oil and gas reserves.  As of September 4, 2008, we had borrowed $11.5 million under the Revolving Loan to finance the Voyager Acquisition, to repay the related bridge loan and transaction expenses, and to fund capital expenditures.  Monies advanced under the Revolving Loan mature in three years and bear interest at a rate equal to LIBOR plus 1.75% to 2.50%, as the case may be.

The Term Loan provides for a one-time advance to us of $22.0 million.  We drew down the full amount on September 2, 2008 to finance the Voyager Acquisition and to repay the related bridge loan and transaction expenses.  Monies borrowed under the Term Loan mature in three and one-half years and bear interest at a rate equal to LIBOR plus 5% during the first twelve months after closing and LIBOR plus 7.50%, thereafter.

All borrowings under the CIT Credit Facility are secured by a first lien on all of our assets and those of our subsidiaries.  All borrowings under the Term Loan Agreement are secured by a second lien on all of our assets and those of our subsidiaries.

The loan instruments evidencing the Revolving Loan contain various restrictive covenants, including financial covenants requiring that we will not: (i) as of the last day of any fiscal quarter, permit our ratio of EBITDAX for the period of four fiscal quarters then ending to interest expense for such period to be less than 2.0 to 1.0; (ii) at any time permit our ratio of total debt as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than 4.0 to 1.0; and (iii) permit, as of the last day of any fiscal quarter, our ratio of (a) consolidated current assets (including the unused amount of the total commitments, but excluding non-cash assets under FAS 133) to (b) consolidated current liabilities (excluding non-cash obligations under FAS 133 and current maturities under the CIT Credit Facility) to be less than 1.0 to 1.0.

The loan instruments evidencing the Term Loan contain various restrictive covenants, including financial covenants requiring that we will not: (i) permit, as of the last day of any fiscal quarter, our ratio of (a) consolidated current assets (including the unused amount of the total commitments, but excluding non-cash assets under FAS 133) to (b) consolidated current liabilities (excluding non-cash obligations under FAS 133 and current maturities under the CIT Credit Facility) to be less than 1.0 to 1.0; and (ii) as of the date of any determination permit our ratio of total reserve value as in effect on such date of determination to total debt as of such date of determination to be less than 2.0 to 1.0

Upon our failure to comply with covenants, the lender has the right to refuse to advance additional funds under the revolver and/or declare any outstanding principal and interest immediately due and payable.

CIT Capital, as lender, is entitled to a one percent (1%) overriding royalty interest of our net revenue interest in the oil and gas properties acquired in the Voyager Acquisition.  The overriding royalty interest is applicable to any renewal, extension or new lease taken by us within one year after the date of termination of the ORRI Properties, as defined the term is defined in the overriding royalty agreement, covering the same property, horizons and minerals.

CIT Capital also received, and is entitled to receive in its capacity as administrative agent, various fees from us while monies advanced or loaned remain outstanding, including an annual administrative agent fee of $20,000 for each of the Revolving Loan and Term Loan and a commitment fee ranging from 0.375% to 0.5% of any unused portion of the borrowing base available under the Revolving Loan.

Under the CIT Credit Facility, we were required to enter into hedging arrangements mutually agreeable between us and CIT Capital  Effective on September 2, 2008, we entered into hedging arrangements with a bank whereby we hedged 65% of our proved developed producing natural gas production and 25% of our proved developed producing oil production through December 2011 at $7.82 per Mmbtu and $110.35 per barrel, respectively.

Convertible Debentures (Bridge Loan)

On May 21, 2008, we entered into the Bridge Loan, whereby we issued the Debentures and used the proceeds to fund our payment of the deposit required under the Voyager Acquisition.

The Debentures matured the earlier of September 29, 2008 and the completion of the Voyager Acquisition, and may be satisfied in full by our payment of the aggregate redemption price of $900,000 or, at the election of the purchasers, by the conversion of the Debentures into shares of our Common Stock, at an initial conversion price of $0.33 subject to adjustments and full-ratchet protection under certain circumstances.

On September 2, 2008, we repaid $450,000 principal amount of the Debentures in cash from our CIT Credit Facility and issued, in full satisfaction of our obligation with respect to the other $450,000 principal amount, 10,000 shares of our Series E Preferred.  Each share of preferred stock is automatically convertible into 136.3636 shares of our Common Stock, for an aggregate of 1,363,636 shares of our Common Stock upon the effectiveness of the Charter Amendment, as provided by the Certificate of Designation governing the Series E Preferred.

2007 Convertible Notes

On November 1, 2007, we sold $350,000 in convertible notes (the "2007 Notes"), which 2007 Notes mature on October 31, 2008 and bear interest at 10% per annum, payable in either cash or shares of our Common Stock based upon a conversion price of $0.35 per share.  The investors in the 2007 Notes also received 200,004 shares of Common Stock.  During May 2008, we exchanged 37,100 shares of our Series B Preferred in full satisfaction of our obligation under the 2007 Notes to pay $350,000 of principal and $21,000 of interest, with each share of such preferred stock being automatically convertible into 28.58 shares of our Common Stock, for an aggregate of 1,060,318 shares of our Common Stock, upon the effectiveness of the Charter Amendment.

2006 Convertible Notes

As a result of the May 2006 Merger, we assumed $1,500,000 of convertible promissory notes (the "2006 Notes") previously sold by Energy Venture.  The 2006 Notes had an original maturity date of August 31, 2007, carried an interest rate of 10% per annum, payable in either cash or shares, and were convertible into shares of Common Stock at a conversion price of $0.50 per share at the option of the investor.  Each investor also received a number of shares of Common Stock equal to 20% of his or her investment divided by $0.50.  Thus, a total of 600,000 shares were initially issued to investors in the 2006 Notes.

On August 31, 2007 (the original maturity date), we repaid in cash six of the holders of the 2006 Notes an aggregate amount of $424,637, of which $410,000 represented principal and $14,637 represented accrued interest.  On September 4, 2007, an additional $44,624 of accrued and current period interest was repaid through the issuance of 89,248 shares of our Common Stock.  The remaining holders of the 2006 Notes entered into an agreement with us whereby the maturity date of the 2006 Notes was extended to February 28, 2008 and, beginning September 1, 2007 until the 2006 Notes are paid in full, the interest rate on the outstanding principal increased to 12% per annum.  In addition, we agreed to issue to the remaining holders of the 2006 Notes, 218,000 shares of our Common Stock with a value of $98,100 as consideration for extending the 2006 Note's maturity date.

On February 28, 2008, $1,090,000 of the 2006 Notes came due and we were unable to repay them.  We continued to accrue interest on the notes at 12%, the agreed upon rate for the extension period.  On March 6, 2008, we issued 130,449 shares of Common Stock in lieu of cash in payment of $65,221 of accrued and current period interest to holders of 2006 Notes.  On April 22, 2008, we repaid $100,000 principal amount in cash to one of the holders of the 2006 Notes in satisfaction thereof.  During May 2008, we exchanged 99,395 shares of our Series A Preferred for the remaining 2006 Notes in payment of the $965,000 of principal and $28,950 of interest thereunder.  Each share of Series A Preferred is automatically convertible into 20 shares of our Common Stock, for an aggregate of 1,987,900 shares of our Common Stock, upon the effectiveness of the Charter Amendment, as provided by the Certificate of Designation with respect to the Series A Preferred filed with the State of Nevada on May 15, 2008.  At June 30, 2008, $25,000 principal amount of the 2006 Notes held by one noteholder remained outstanding.

Recent Accounting and Reporting Pronouncements

During February 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Statement of Accounting Standards (“SFAS”) No 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”) which permits all entities to choose, at specified election dates, to measure eligible items at fair value.  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, and thereby mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  We are evaluating the impact that this Statement will have on its financial statements.

During September 2006, the FASB issued FASB Statement of Accounting Standards (“SFAS”) No. 157.  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This Statement applies under other accounting pronouncements that require or permit fair value measurements, where fair value has been determined to be the relevant measurement attribute.  This Statement is effective for fiscal years beginning after November 15, 2007.  We are evaluating the impact that this Statement will have on its financial statements.

Critical Accounting Policies

The preparation of financial statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Because of our limited level of operations, we have not had to make material assumptions or estimates other than our assumption that we are a [going concern].  If our business increases, our principal estimates will involve whether engagements in process will be profitable.

Off-Balance-Sheet Arrangements.

We have no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to any investor in our securities.

Item 3.	Description of Property.

Duval County Properties

With the Voyager Acquisition, we acquired oil and natural gas properties consisting of approximately 14,300 net acres located in Duval County, South Texas, on trend with several prolific producing Frio, Jackson and Yegua (Oligocene and Eocene) fields (the “Duval County Properties”).

The acquired properties have established production over a substantial acreage position with proved and probable reserves from over ten different horizons located at depths ranging from 4,000 to 7,500 feet.  As of April 1, 2008, the Duval County Properties had independently engineered proved reserves of 16.2 Bcfe.  By category, this includes 5.2 Bcfe of proved developed producing, 5.6 Bcfe of proved developed non-producing, and 5.4 Bcfe of proved undeveloped reserves.  Approximately 69% of total proved reserves is natural gas.  In addition to proved reserves, our management has identified net unrisked probable reserves of 7.4 Bcfe covering seven drilling locations.  Net daily production averaged over 3.0 Mmcfe for the month of August 2008.

The SEC net present value of proved reserves (PV10) as of April 1, 2008 totaled $75.6 million, $122.9 million including probable reserves, as per the independent reserve report.  We are the operator and own an average 100% working interest in its proved reserve base.

Corporate Office

Presently, our corporate office is an executive office suite located at 4606 FM 1960 West, Suite 400, Houston, Texas 77069.  The lease covering such space is a month-to-month lease and calls for minimum monthly rental payments of approximately $1,612 plus the cost of rental furniture, telephone lines and Internet connections, which costs average approximately$1,300 per month.  We intend to relocate to permanent office space in the near term to provide space for the technical and administrative employees we intend to employ to develop our Voyager Acquisition and implement our business plan of growth.

Item 4.	Security Ownership of Certain Beneficial Owners.

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of September 4, 2008 by (i) each person who, to our knowledge, beneficially owns more than five percent (5%) of the outstanding shares of our Common Stock; (ii) each of our current directors and executive officers; and (iii) all of our current directors and executive officers as a group.  Unless otherwise noted below, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.  We have 23,363,136 shares of Common Stock outstanding as of September 4, 2008.

Name of Beneficial Owner	Amount (1)	Percent of Class
Directors and Executive Officers (2)
Robert P. Munn, President, Chief Executive Officer and Director	1,000,000 (3)	4.1%
Alan D. Gaines, Director	11,151,000(4)	47.7%
Carl A. Chase, Chief Financial Officer	750,000 (5)	3.1%
Officers and Directors as a Group (3 persons)	12,901,000 (3) (4) (5)	51.4%
Five Percent and Above Holders
Amiel David	5,000,000 (6)	17.8%
Natural Gas Partners VII, LP	17,500,000 (7)	42.8%
CIT Capital USA Inc.	24,199,996 (8)	50.9%
____________________

(1)
For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities.  Each beneficial owner's percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within sixty (60) days from the date hereof, have been exercised.

(2)	The address for each of our officers and directors is 4606 FM 1960 West, Suite 400, Houston, Texas 77069.

(3)
Represents (i) option exercisable to purchase 500,000 shares of our Common Stock at a purchase price of $0.52 per share, which option will be exercisable upon the effectiveness of the Charter Amendment and (ii) 500,000 shares of restricted stock awarded May 22, 2008, issuable upon the effectiveness of the Charter Amendment.  Excludes (i) options to purchase 500,000 shares at $0.57 per share and options to purchase 500,000 shares at $0.62, per share, which options become exercisable on May 22, 2009 and 2010, respectively, and (ii) 500,000 shares of restricted stock that vest on May 22, 2009 and 500,000 shares of restricted stock that vest on May 22, 2010.

(4)
Excludes an aggregate of 3,000,000 shares of Common Stock held by two sons and a daughter of Mr. Gaines, each of whom is greater than 18 years of age, which shares Mr. Gaines may be deemed a beneficial owner thereof because of such relationship.  Mr. Gaines expressly disclaims beneficial ownership of these securities, and this report shall not be deemed to be an admission that he is the beneficial owner of these securities for purposes of Sections 13(d) or 16 or for any other purpose.

(5)
Represents (i) option exercisable to purchase 375,000 shares of our Common Stock at a purchase price of $0.52 per share, which option will be exercisable upon the effectiveness of the Charter Amendment and (ii) 375,000 shares of restricted stock awarded May 22, 2008, issuable upon the effectiveness of the Charter Amendment.  Excludes (i) options to purchase 375,000 shares at $0.57 per share and options to purchase 375,000 shares at $0.62 per share, which options become exercisable on May 22, 2009 and 2010, respectively, and (ii) 375,000 shares of restricted stock that vest on May 22, 2009 and 375,000 shares of restricted stock that vest on May 22, 2010.

(6)
Includes (i) options currently exercisable at $0.35 per share for an aggregate of 1,500,000 shares of Common Stock and (ii) option currently exercisable at $0.53 per share for 3,300,00 shares of Common Stock.  Mr. David’s address is 5707 Spanish Oak Drive, Houston, Texas 77066.

(7)
Represents 17,500,000 shares of our Common Stock underlying 10,000 shares of Series D Preferred issued by us in the Voyager Acquisition which automatically convert upon the effectiveness of the Charter Amendment. Holder’s address is c/o Natural Gas Partners, 125 E. John Carpenter Fwy., Ste. 600, Irving, TX  75062.

(8)
Represents up to 24,199,996 shares of our Common Stock underlying a warrant we granted in connection with the CIT Credit Facility, which warrant is exercisable upon the effectiveness of the Charter Amendment at an exercise price of $0.35 per share, subject to adjustments and full-ratchet protection under certain circumstances.  CIT Capital USA Inc.’s address is 505 Fifth Avenue, 10th Floor, New York, NY 10017.

Change in Control

As disclosed elsewhere in this Current Report under “Item 3.02 Unregistered Sale of Equity Securities – Issuance of Series D and Series E Preferred Stock,” in connection with the Voyager Acquisition we issued 10,000 shares of our Series D Preferred, which shares will automatically convert into 17,500,000 shares of our Common Stock upon the effectiveness of the Charter Amendment.  After giving effect to the issuance of shares of Common Stock under the Series D Preferred, and assuming no additional issuance of our securities, the shares of Common Stock issuable upon conversion of the Series D Preferred represents approximately 42.8% of our issued and outstanding shares.

Item 5	Directors and Executive Officers, Promoters and Control Persons.

The following table sets forth information with respect to the current directors and executive officers of our Company:

Name of Individual	Age	Position with our Company
Robert P. Munn	49	President, Chief Executive Officer, Chairman and Director
Carl A. Chase	58	Chief Financial Officer and Secretary
Alan D. Gaines	52	Director

The business experience of each director and executive officer of our Company is set forth below:

Robert P. Munn.  Mr. Munn joined our Company on May 22, 2008, as Chief Executive Officer and also serves as a member of our Board, and Chairman.  His work experience spans over 27 years' involvement in the United States and International oil and gas arenas, where he has worked for both small and large independent E&P companies in different basins throughout the United States, the Gulf of Mexico and offshore West Africa.  Prior to joining us, Mr. Munn served as President, Chief Executive Officer and a director of Striker Oil & Gas, Inc. (formerly Unicorp, Inc.), a publicly traded independent E&P company from September 2007 until his resignation in February 2008.  In 2003, he opened the U.S. office for Sterling Energy, PLC and, until September 2007, served as Executive Vice-President and director for Sterling, where he managed the growth of its U.S. operations by successfully adding oil and gas reserves through drilling and acquiring producing properties.  Prior to his tenure with Sterling, Mr. Munn served as Vice-President of Exploration for FW Oil.  From 1987 through 2001, he served in supervisory and senior technical roles with Amerada Hess working in oil and gas basins located both onshore and offshore the United States.  From 1981 to 1987, Mr. Munn worked as an exploration and exploitation geologist for Buckhorn Petroleum and Harper Oil Company in Denver, Colorado.  Mr. Munn received a B.A. degree in Geology from the University of Colorado in 1981.

Carl A. Chase.  Mr. Chase joined our Company on May 22, 2008, as Chief Financial Officer, Secretary and Treasurer.  He has over 33 years' experience with major and independent E&P companies and has held various financial and administrative positions with publicly traded companies.  Most recently, he served as Chief Financial Officer and a director of Striker Oil & Gas, Inc. (formerly Unicorp, Inc.), a publicly traded independent E&P company from August 2004 until his resignation in April 2008.  From May 2007 until March 2008, he served as a consultant and director of Oncolin Therapeutics, Inc., a publicly-traded bio-technology company involved in developing products to treat cancer, infectious diseases and other medical conditions associated with compromised immune systems.  From August 2000 to May 2006, Mr. Chase served as both a consultant and senior vice president to Rockport Healthcare Group, Inc., a publicly-traded preferred provider organization, PPO, for work-related injuries and illnesses.  From 2003 until 2006, Mr. Chase served as a director of eLinear, Inc., an integrated technology solutions provider of security, IP telephony and network and storage solutions infrastructure.  In September 2006, eLinear filed a voluntary petition in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, seeking relief under Chapter 7 of the United States Code.  From August 1999 to May 2000, Mr. Chase was Chief Financial Officer of ClearWorks.net, Inc., an information technology company providing IT consulting and computer hardware and software solutions.  From December 1992 to August 1999, Mr. Chase served as Chief Financial Officer of Bannon Energy Incorporated, a privately held, independent E&P company, where his responsibilities included acquisitions, financing and accounting and administration.  Mr. Chase has held various financial and administrative positions with various oil and gas companies, including Amoco Production Company and Union Pacific Resources Corporation.  Mr. Chase received a Bachelor of Accountancy degree from the University of Oklahoma in 1975.

    Alan D. Gaines.  Mr. Gaines served as our Chief Executive Officer from April 2006 to September 2007, as Chairman from April 2006 to May 2008 and a director of our Company since April 2006.  He is currently the Chairman of Dune Energy, Inc., an independent E&P company engaged in the development, exploration and acquisition of oil and gas properties, with operations presently concentrated onshore the Louisiana/Texas Gulf Coast.  He served from April 2005 until August 2008 as Vice-Chairman and from April 2005 until July 18, 2008 as a director of Baseline Oil & Gas Corp., a public company engaged in the development, exploration and acquisition of oil and gas properties.  Mr. Gaines has 25 years’ of experience as an energy investment and merchant banker.  In 1983, he co-founded Gaines, Berland Inc., an investment bank and brokerage firm, specializing in global energy markets, with particular emphasis given to small to medium capitalization companies involved in exploration and production, pipelines, refining and marketing, and oilfield services.  Prior to selling his interest in Gaines, Berland, the firm managed or co-managed, and participated in $4 billion of equity and debt financings during a three year period.  He has acted as an advisor to financier Carl Icahn during such corporate takeovers as USX Corporation (Marathon Oil) and Texaco.  Mr. Gaines holds a BBA in Finance from Baruch College, and an MBA in Finance (with distinction) from Zarb School, Hofstra University School of Graduate Management.

Item 6.	Executive Compensation.

The following sets forth the annual and long-term compensation received by (i) our Chief Executive Officer ("CEO"), (ii) our two most highly compensated executive officers, if any, other than the CEO, whose total compensation during fiscal year 2008 exceeded $100,000 and who were serving as executive officers at the end of the 2008 fiscal year and (iii) the two most highly compensated former officers (collectively, the "Named Executive Officers"), at our fiscal years ended June 30, 2008 and 2007:

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert P. Munn Chief Executive Officer (1)	2008	24,716	--	780,000	738,674	--	--	650 (2)	1,544,040
Carl A. Chase Chief Financial Officer (3)	2008	19,773	--	585,000	554,006	--	--	--	1,158,779
Steven Barrenechea Chief Executive Officer (4)	2008	27,000	--	--	239,423	--	--	--	266,423
Richard Cohen Chief Financial Officer (5)	2008	36,000	--	--	72,564	--	--	--	108,564
	2007	72,000	--	--	294,623	--	--	--	366,623

________________

(1)	Mr. Munn was employed as our Chief Executive Officer on May 22, 2008.

(2)	Includes $650 monthly car allowance.

(3)	Mr. Chase was employed as our Chief Financial Officer on May 22, 2008.

(4)	Mr. Barrenechea served as our Chief Executive Officer and a director from September 2007 until his resignation on May 22, 2008, and continues to be employed by us as an advisor.

(5)	Mr. Cohen served as our Chief Financial Officer until his resignation in January 2008.

The following table indicates the total number and value of exercisable stock options and restricted stock awards held by the Named Executive Officers during the 2008 fiscal year:

Outstanding Equity Awards at June 30, 2008
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Robert P. Munn, Chief Executive Officer (1)	--	500,000	--	$0.52	5/20/13	1,500,000	(2)	825,000	--	--
	--	500,000	--	$0.57	5/20/13	--		--
	--	500,000	--	$0.62	5/20/13	--		--
Carl A. Chase, Chief Financial Officer (3)	--	375,000	--	$0.52	5/20/13	1,125,000	(4)	618,750	--	--
	--	375,000	--	$0.57	5/20/13	--		--	--	--
	--	375,000	--	$0.62	5/20/13	--		--	--	--
Steven Barrenechea, Chief Executive Officer (5)	--	500,000	--	$0.35	12/29/12	--		--	--	--
	--	250,000	--	$0.52	2/27/13	--		--	--	--
Richard Cohen, Chief Financial Officer (6)	--	250,000	--	$0.30	5/22/12	--		--	--	--
	--	250,000	--	$0.35	10/26/12	--		--	--	--
____________

(1)	Mr. Munn was employed as our Chief Executive Officer on May 22, 2008.

(2)
Restricted Stock Awards vest with respect to 1/3rd of the total shares, or 500,000 shares, awarded on each of the effective date of the Charter Amendment and the first and second year anniversary of the grant date.

(3)	Mr. Chase was employed as our Chief Financial Officer on May 22, 2008.

(4)
Restricted Stock Awards vest with respect to 1/3rd of the total shares, or 375,000 shares, awarded on each of the effective date of the Charter Amendment and the first and second year anniversary of the grant date.

(5)	Mr. Barrenechea served as our Chief Executive Officer and a director from September 2007 until his resignation on May 22, 2008, and continues to be employed by us as an advisor.

(6)	Mr. Cohen served as our Chief Financial Officer until his resignation in January 2008.

On May 22, 2008, Steven Barrenechea resigned as our President, Chief Executive Officer and acting Chief Financial Officer and Robert P. Munn and Carl A. Chase were appointed our President and Chief Executive Officer, and Chief Financial Officer, respectively. Mr. Barrenechea currently serves as an advisor to our Company.

Employment Agreements

We currently have in place employment agreements with respect to our principal executive and financial officers, providing for the following:

•
Robert P. Munn to serve as our President and Chief Executive Officer, at an initial annual base salary of $225,000, which base salary shall increase to $260,000 at the first anniversary date of his employment, subject to increase upon review of our Board; and

•
Carl A. Chase to serve as our Chief Financial Officer, at an initial annual base salary of $180,000, which base salary shall increase to $210,000 at the first anniversary date of his employment, subject to increase upon review of our Board.

The initial term of employment under the Employment Agreements is two (2) years, unless earlier terminated by us or the executive officer by reason of death, disability, without cause, for cause, for "good reason," change of control or otherwise.

In addition to their base salaries, Messrs. Munn and Chase are guaranteed an annual bonus of $45,000 and $36,000, respectively, on the first year anniversary and an amount up to 100% and 75%, respectively, of such officer's then applicable base salary, as determined by our Board or committee thereof, based on such officer's performance and achievement of quantitative and qualitative criteria set by our Board, for such year.  Each of Messrs. Munn and Chase is further eligible under his employment agreement to participate, subject to any eligibility, co-payment and waiting period requirements, in all employee health and/or benefit plans offered or made available to our senior officers.

Upon termination of an officer without "cause", upon the resignation of either officer for "good reason", or upon his termination following a "change of control" (each as defined in the employment agreements), such officer will be entitled to receive from us, in addition to his then current base salary through the date of resignation or termination, as applicable, and pro rata bonus and fringe benefits otherwise due and unpaid at the time of resignation or termination, a severance payment equal to twelve (12) months base salary at the then current rate plus pro rata performance bonus earned and unpaid through the date of termination or resignation, as applicable.  Each such officer shall also be entitled to any unpaid bonus from the preceding year of employment, and any restricted stock granted to him shall immediately vest and all other stock options or grants, if any, made to him pursuant to any incentive or benefit plans then in effect shall vest and be exercisable, as applicable, in accordance with the terms of any such plans or agreements.

We have also agreed to pay these executive officers an additional gross-up amount equal to all Federal, state or local taxes that may be imposed upon them by reason of the severance payments.

Each of Messrs. Munn and Chase have agreed that, during the respective term of his employment and for a one-year period after his termination (other than termination by him for good reason or by us without cause or following a change of control), not to engage, directly or indirectly, as an owner, employee, consultant or otherwise, in any business engaged in the exploration, drilling or production of natural gas or oil within any five (5) mile radius from any property that we then have an ownership, leasehold or participation interest.  Each officer is further prohibited during the above time period from soliciting or inducing, directly or indirectly, any of our then-current employees or customers, or any customers of ours during the one year preceding the termination of his employment.

Restricted Stock Agreements

Pursuant to the restricted stock agreements, we have agreed upon the effectiveness of the Charter Amendment to grant restricted stock awards to each of Messrs. Munn and Chase, as follows:

•
1,500,000 shares of our Common Stock to Mr. Munn, which vest equally as to one-third of the shares over a two year period, commencing on the effective date of the Charter Amendment in the State of Nevada and each of the first and second year anniversary of the grant date;

•
1,125,000 shares of our Common Stock to Mr. Chase, which vest equally as to one-third of the shares over a two year period, commencing on the effective date of the Charter Amendment in the State of Nevada and each of the first and second year anniversary of the grant date.

         The above vesting schedule is subject to the officer being continuously employed by us at the applicable vesting date.

As provided in the restricted stock agreements, we have also agreed to pay each above executive officer an additional gross-up amount equal to all federal, state or local taxes imposed upon him by reason of the restricted stock awards.

Each officer has, with respect to all of the restricted shares (whether then vested or not), all of the rights of a holder of our Common Stock, including the right to vote such shares and to receive dividend as may be declared.  Notwithstanding the proceeding sentence, the restricted stock shall not be transferable until and unless they have become vested in accordance with the vesting schedule.

Option Agreements

As part of the employment agreement with Mr. Munn, on May 22, 2008, we granted stock options, exercisable for up to 1,500,000 shares of our Common Stock, as follows:

•
option exercisable for up to 500,000 shares, at an exercise price of $0.52 per share (the closing price of our Common Stock, as reported by the OTC Bulletin Board on May 22, 2008), which option vests with respect to these shares on the effectiveness of the Charter Amendment in the State of Nevada;

•	option exercisable for up to 500,000 shares, at an exercise price of $0.57 per share, which option vests with respect to these shares on May 22, 2009; and
•	option exercisable for up to 500,000 shares, at an exercise price of $0.62 per share, which option vests with respect to these shares on May 22, 2010.

As part of the Employment Agreement with Mr. Chase, on May 22, 2008 we granted stock options, exercisable for up to 1,125,000 shares of our Common Stock, as follows:

•
option to Mr. Chase for up to 375,000 shares, at an exercise price of $0.52 per share (the closing price of our Common Stock, as reported by the OTC Bulletin Board on May 22, 2008), which option vests with respect to these shares upon the effectiveness of the Charter Amendment in the State of Nevada;

•	option to Mr. Chase for up to 375,000 shares, at an exercise price of $0.57 per share, which option vests with respect to these shares on May 22, 2009; and
•	option to Mr. Chase for up to 375,000 shares, at an exercise price of $0.62 per share, which option vests with respect to these shares on May 22, 2010.

Options vesting on May 22, 2009 and May 22, 2010 are subject to acceleration in the event we undergo a "change of control" while such executive officer is still employed by us.  All options expire on May 22, 2015.

The holders of the options shall have none of the rights and privileges of a stockholder of our Company with respect to any of the underlying shares of Common Stock, in whole or in part, prior to the exercise of the options with respect to such underlying shares.

We granted "piggy-back" registration rights to the option holders affording each of them the opportunity to include for sale in any registration statement under the Securities Act (other than in connection with a Form S-8 or any successor form registering any employment benefit plan ) we propose to file with respect to our securities any time during the next five (5) years, commencing May 22, 2009.

2004 Non-Statutory Stock Option Plan

Pursuant to the May 14, 2004 Board’s approval and subsequent stockholder approval, our Company adopted our 2004 Non-Statutory Stock Option Plan (the "Plan") whereby we reserved for issuance up to 1,500,000 shares of our Common Stock.  Non-Statutory Stock Options do not meet certain requirements of the Internal Revenue Service as compared to Incentive Stock Options which meet the requirements of Section 422 of the Internal Revenue Code.  Nonqualified options have two disadvantages compared to incentive stock options.  One is that recipients have to report taxable income at the time that they exercise the option to buy stock, and the other is that the income is treated as compensation, which is taxed at higher rates than long-term capital gains.  We may file a Registration Statement on Form S-8 so as to register those 1,500,000 shares of Common Stock underlying the options in the Plan.

As of June 30, 2008, no options have been issued under the Plan.

As previously indicated, our Board, on May 14, 2004, adopted the Plan so as to provide a long-term incentive for employees, non-employee directors, consultants, attorneys and advisors of our Company and our subsidiaries, if any.  The Board believes that our policy of granting stock options to such persons will provide us with a potential critical advantage in attracting and retaining qualified candidates.  In addition, the Plan is intended to provide us with maximum flexibility to compensate plan participants.  We believe that such flexibility will be an integral part of our policy to encourage employees, non-employee directors, consultants, attorneys and advisors to focus on the long-term growth of stockholder value.  The Board believes that important advantages to ABC are gained by an option program such as the Plan which includes incentives for motivating our employees, while at the same time promoting a closer identity of interest between employees, non-employee directors, consultants, attorneys and advisors on the one hand, and the stockholders on the other.

The principal terms of the Plan are summarized below; however, it is not intended to be a complete description thereof and such summary is qualified in its entirety by the actual text of the Plan, a copy of which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Summary Description of the ABC Funding Inc, Inc. 2004 Non-Statutory Stock Option Plan

The purpose of the Plan is to provide directors, officers and employees of, as well as consultants, attorneys and advisors to, our Company and our subsidiaries, if any, with additional incentives by increasing their ownership interest in our Company.  Directors, officers and other employees of our Company and our subsidiaries are eligible to participate in the Plan.  Options in the form of Non-Statutory Stock Options ("NSO") may also be granted to directors who are not employed by us and consultants, attorneys and advisors to us providing valuable services to us and our subsidiaries.  In addition, individuals who have agreed to become an employee of, director of or an attorney, consultant or advisor to us and/or our subsidiaries are eligible for option grants, conditional in each case on actual employment, directorship or attorney, advisor and/or consultant status. T he Plan provides for the issuance of NSO's only, which are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, as amended.  Further, NSO's have two disadvantages compared to ISO's in that recipients of NSO's must report taxable income at the time of NSO option exercise and income from NSO's is treated as compensation which is taxed at higher rates than long-term capital gains.

         Our Board or a compensation committee (once established) will administer the Plan with the discretion generally to determine the terms of any option grant, including the number of option shares, exercise price, term, vesting schedule and the post-termination exercise period.  Notwithstanding this discretion (i) the term of any option may not exceed ten (10) years and (ii) an option will terminate as follows: (a) if such termination is on account of termination of employment for any reason other than death, without cause, such options shall terminate one year thereafter; (b) if such termination is on account of death, such options shall terminate fifteen (15) months thereafter; and (c) if such termination is for cause (as determined by our Board and/or compensation committee), such options shall terminate immediately.  Unless otherwise determined by our Board or compensation committee, the exercise price per share of Common Stock subject to an option shall be equal to no less than ten percent (10%) of the fair market value of the Common Stock on the date such option is granted.  No NSO shall be assignable or otherwise transferable except by will or the laws of descent and distribution or except as permitted in accordance with SEC Release No.33-7646 as effective April 7, 1999.

The Plan may be amended, altered, suspended, discontinued or terminated by our Board without further stockholder approval, unless such approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which the Common Stock is then listed or quoted.  Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Plan or broaden eligibility except that no amendment or alteration to the Plan shall be made without the approval of stockholders which would:

•	decrease the NSO price (except as provided in paragraph 9 of the Plan) or change the classes of persons eligible to participate in the Plan, or
•	extend the NSO period, or
•	materially increase the benefits accruing to Plan participants, or
•	materially modify Plan participation eligibility requirements, or
•	extend the expiration date of the Plan.

Unless otherwise indicated the Plan will remain in effect for a period of ten years from the date adopted unless terminated earlier by our Board except as to NSOs then outstanding, which shall remain in effect until they have expired or been exercised.

Director Compensation

Directors of our Company are not compensated in cash for their services but are reimbursed for out-of-pocket expenses incurred in furtherance of our business.

Item 7.	Certain Relationships and Related Transactions and Director Independence.

Except as set forth below, since July 1, 2007 there have been no transactions, or currently proposed transactions, of an amount exceeding or to exceed $120,000, to which we were or are to be a party, in which any of  our executive officers, directors or other Related Party (as defined below) had or is to have a direct or indirect material interest.

As previously disclosed in our Current Report filed with the SEC on August 21, 2008, on August 20, 2008 we issued 500 shares of our newly designated Series C Preferred (defined below) to Alan D. Gaines, our largest stockholder and a director of our Company, in exchange for the cancellation of a promissory note made by us in favor of Mr. Gaines, in the principal amount of $50,000.  In addition to these shares of Series C Preferred, on August 20, 2008 we also issued an additional 500 shares of Series C Preferred to Mr. Gaines for cash consideration of $50,000.  The Series C Preferred are automatically redeemable by our Company at the rate of $100 for every one (1) share of Series C Preferred being redeemed upon the closing of a debt or equity financing whereby we realize gross proceeds in excess of $5,000,000.  Our lender in the CIT Credit Facility did not permit us to redeem the Series C Preferred upon funding, with the understanding that, based upon the success of our workover program and increased production resulting from the Voyager Acquisition, the lender would permit a subsequent distribution to Mr. Gaines for his Series C Preferred.

        Shares of preferred stock, $.001 par value, designated out of our authorized “blank check preferred stock” by our Board as “Series C Preferred Stock” (the “Series C Preferred”), have the rights, preferences, powers, restrictions and obligations set forth in the Certificate of Designation filed with the Secretary of State of the State of Nevada on August 20, 2008, including the automatic redemption rights referenced above.  However, holders of the Series C Preferred are not entitled to any dividends, preemption, voting, conversion or other rights as a stockholder of our Company.

Pursuant to the April 2006 Stock Transaction, Energy Venture acquired 8,200,000 of the issued and outstanding shares of our Common Stock.  After giving effect to the stock transaction, Mr. Gaines, on of our directors, became an indirect owner of 8,200,000 shares of the Common Stock acquired (or otherwise previously owned) by Energy Venture as a result of his controlling interest in Energy Venture, in which he served as a director and owned a majority of the issued and outstanding shares of its capital stock.  Such securities ownership represented 82% of the then issued and outstanding shares of our Common Stock and a controlling interest.  In connection with the April 2006 Stock Transaction, Mr. Gaines became a director of our Company.

For purposes hereof, “Related Party” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of our Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

Director Independence.

The OTC Bulletin Board, on which our Common Stock is currently traded, does not maintain director independence standards.

Item 8.	Description of Securities.

Holders of outstanding shares of Common Stock are entitled to one vote for each share of stock standing in his or her name on the records of the company on all matters submitted to a vote of stockholders, including the election of directors.  The holders of Common Stock do not have cumulative voting rights.  Dividends may be paid to holders of Common Stock when, as and if declared by the board of directors out of funds legally available therefore.  Holders of Common Stock have no conversion, redemption or preemptive rights.  All shares of Common Stock, when validly issued and fully paid, will be non-assessable.  In the event of any liquidation, dissolution or winding up of our Company, holders of Common Stock are entitled to share ratably in the assets of our Company remaining after provision for payment of creditors and after the liquidation preference, if any, of any Preferred stock outstanding at the time.  Under our Articles of Incorporation, we are authorized to issue up to 24,000,000 shares of Common Stock.

We are also authorized to issue up to a total of 1,000,000 shares of “blank check” preferred stock, $0.001 par value.  In accordance with our Articles of Incorporation, the Board may, by resolution, issue preferred stock in one or more series at such time or times and for such consideration as the Board may determine.  The Board is expressly authorized to provide for such designations, preferences, voting power (or no voting power), relative, participating, optional or other special rights and privileges, and such qualifications, limitations or restrictions thereof, as it determines in the resolutions providing for the issue of such class or series of preferred stock prior to the issuance of any shares thereof.

As of September 4, 2008, our Board has issued (i) 99,395 shares of Series A Preferred, (ii) 37,100 shares of Series B Preferred, (iii) 1,000 shares of Series C Preferred, (iv) 10,000 shares of Series D Preferred and (v) 10,000 shares of Series E Preferred.  Except for the Series C Preferred which is not convertible, the outstanding shares of preferred stock are convertible into an aggregate of 21,911,854 shares of our Common Stock upon the effectiveness of the Charter Amendment.  Except as provided by law, holders of preferred stock do not have voting rights, provided, however, that if the Charter Amendment is not declared effective within one hundred fifty (150) days from the closing of the Voyager Acquisition, then holders of our Series D and Series E Preferred Stock shall be entitled to the same voting rights and vote with (and in the same class as) the holders of Common Stock with respect to every matter voted on by the holders of Common Stock, on an “as if converted” basis.

PART  II

Item 1.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholders Matters.

Market Information.

Our Common Stock is quoted on the OTC Bulletin Board under the trading symbol "AFDG".  The prices set forth below reflect the quarterly high and low sale information for shares of our Common Stock for the last two fiscal years ended June 30, 2008 and 2007, respectively.  These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.  There were no trades of our securities on the OTC Bulletin Board prior to April 13, 2006.

	High	Low
2007-2008 Quarter Ended:
June 30, 2008	$0.76	$0.46
March 31, 2008	$0.60	$0.35
December 31, 2007	$0.50	$0.30
September 30, 2007	$0.57	$0.37

2006-2007 Quarter Ended:
June 30, 2007	$0.51	$0.28
March 31, 2007	$0.55	$0.35
December 31, 2006	$0.60	$0.21
September 30, 2006	$0.65	$0.25

Our Common Stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale.  Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our Common Stock to sell their shares in the secondary market.  It may also cause fewer broker-dealers to be willing to make a market in our Common Stock, and it may affect the level of news coverage we receive.

Holders of Securities.

As of September 4, 2008, there were approximately 151 holders of record of our Common Stock.

We have outstanding as of September 4, 2008 (i) stock options exercisable, subject to vesting schedules in some cases, to purchase up to an aggregate 12,675,000 shares of Common Stock, (ii) warrants exercisable, subject to vesting conditions in some cases, to purchase up to 27,424,996 shares of Common Stock, (ii) shares of preferred stock convertible, subject to the effectiveness of the Charter Amendment, into  an aggregate of 21,911,854 shares of Common Stock and (iv) a convertible promissory note in the principal amount of $25,000, convertible into shares of Common Stock at $0.50 per share.  At September 4, 2008, we also had outstanding restricted stock agreements for the issuance of an aggregate of 2,625,000 shares of Common Stock, with one-third of such grants vesting upon the effectiveness of the Charter Amendment.

Dividends.

We have not declared or paid any cash dividends on our Common Stock since our inception, and our board of directors currently intends to retain all earnings for use in the business for the foreseeable future.  Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.  Pursuant to the CIT Credit Facility, as long as there is outstanding indebtedness thereunder, we may not declare or pay a cash dividend on our Common Stock without the consent of the Lender.

Equity Compensation Plan Information

The following table provides information as of June 30, 2008, about our equity compensation plans and arrangements:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	--		--	1,500,000
Equity compensation plans not approved by security holders	7,150,000	(1)	$0.41	5,525,000	(2)
Total	7,150,000		$0.41	7,025,000

__________________

(1)
Consists of warrants and options granted to our employees, officers, directors and consultants, to the extent vested and exercisable (within the meaning of Rule 13d-3(d)(1) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended) as of June 30, 2008.

(2)
Includes an aggregate of: (i) 2,625,000 shares of our Common Stock underlying restrictive stock awards not yet vested with respect to such shares pursuant to Restricted Stock Agreements, each dated May 22, 2008, between us and our Chief Executive Officer and Chief Financial Officer, respectively, which awards vest with respect to one-third of the shares on each of the effective date of the Charter Amendment and the first and second year anniversary of the grant date;  and (ii) 2,625,000 shares of our common stock underlying options granted but not yet vested with respect to such shares pursuant to Option Agreements, each dated May 22, 2008, between us and our Chief Executive Officer and Chief Financial Officer, respectively, which options vest with respect to one-third of the shares on each of the effective date of the Charter Amendment and the first and second year anniversary of the grant date.

    Set forth below is a description of the individual compensation arrangements or equity compensation plans not currently approved by our security holders pursuant to which the 7,150,000 shares of our Common Stock included in the chart above were issuable as of June 30, 2008:

•
Option granted by Energy Venture on March 1, 2006 (and assumed by us under the May 2006 Merger) to a non-employee in consideration of services performed, which option expires five years from grant date and is currently exercisable to purchase up to 350,000 shares of our Common Stock at an exercise price of $0.05 per share;

•
Option granted by Energy Venture on March 1, 2006 (and assumed by us under the May 2006 Merger) to two non-employees in consideration of services performed, which options expire five years from grant date and are currently exercisable to purchase up to 1,950,000 shares of our Common Stock at an exercise price of $0.60 per share;

•
Options granted on December 28, 2006 to four non-employees in consideration of services performed, which options expire five years from grant date and are currently exercisable to purchase up to 1,500,000 shares of our Common Stock at an exercise price of $0.25 per share;

•
Options granted on May 22, 2007 to two non-employees in consideration of services performed, which options expire five years from grant date and are currently exercisable to purchase up to 800,000 shares of our Common Stock at an exercise price of $0.30 per share;

•
Option granted on May 22, 2007 to our former Chief Financial Officer in consideration of services performed, which option expires five years from grant date and is currently exercisable to purchase up to 250,000 shares of our Common Stock at an exercise price of $0.30 per share;

•
Options granted on October  22, 2007 to two non-employees in consideration of services performed, which options expire five years from grant date and are currently exercisable to purchase up to 1,000,000 shares of our Common Stock at an exercise price of $0.35 per share;

•
Option granted on October  22, 2007 to our former Chief Financial Officer in consideration of services performed, which option expires five years from grant date and is currently exercisable to purchase up to 250,000 shares of our Common Stock at an exercise price of $0.35 per share;

•
 Options granted on December 19, 2007 to two non-employees in consideration of services performed, which options expire five years from grant date and are currently exercisable to purchase up to 1,100,000 shares of our Common Stock at an exercise price of $0.35 per share;

•
Option granted on December 29, 2007 to our former Chief Executive Officer in consideration of services performed, which option expires five years from grant date and is currently exercisable to purchase up to 500,000 shares of our Common Stock at an exercise price of $0.35 per share;

•
Option granted on February 28, 2008 to a non-employee in consideration of services performed, which options expire five years from grant date and is currently exercisable to purchase up to 3,300,000 shares of our Common Stock at an exercise price of $0.52 per share; and

•
Option granted on February 28, 2008 to our former Chief Executive Officer in consideration of services performed, which option expires five years from grant date and is currently exercisable to purchase up to 250,000 shares of our Common Stock at an exercise price of $0.52 per share.

Item 2.	Legal Proceedings.

We are not currently subject to any pending litigation proceedings.

Item 3.	Changes in and Disagreements with Accountants.

None.

Item 4.	Recent Sales of Unregistered Securities.

As of September 4, 2008, we have 23,363,136 shares of Common Stock issued and outstanding, plus options, warrants, convertible preferred stock and convertible promissory notes that are convertible into or exercisable for up to an additional 64,636,851 shares of Common Stock.

Unless stated otherwise below, all issuances of securities described under this “Item 4 – Recent Sales of Unregistered Securities” were issued pursuant to exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Preferred Stock

During May 2008, certain of our outstanding (i) convertible promissory notes, in the aggregate principal amount of $965,000 and bearing interest at 12% per annum from September 1, 2007 and (ii) convertible promissory notes, in the aggregate principal amount of $350,000 and bearing interest of 10% per annum, due October 31, 2008, were exchanged for shares of our Series A and Series B Preferred pursuant to Section 3(c)(9) of the Securities Act, in full satisfaction of our obligations under the notes including, without limitation, the repayment of principal and accrued unpaid interest thereon.  Pursuant to the exchange transaction, we issued 99,395 shares of Series A Preferred in exchange for the redemption of $965,000 of principal and $28,950 of accrued interest on the 12% notes, with each share of such preferred stock being automatically convertible into 20 shares of our common stock, for an aggregate of 1,987,900 shares of our common stock.  Additionally, we issued 37,100 shares of Series B Preferred in exchange for the redemption of $350,000 of principal and $21,000 of accrued interest on the 10% notes, with each share of such preferred stock being automatically convertible into 28.58 shares of our common stock, for an aggregate of 1,060,318 shares of our common stock.  The Series A and Series B Preferred stock will automatically convert into shares of our common stock upon the effectiveness of the Charter Amendment.  The 12% notes matured on February 28, 2008 and the 10% notes were due to mature on October 31, 2008.

On May 20, 2008 we issued 1,000 shares of our Series C Preferred to Alan D. Gaines, a current director and principal stockholder of our Company, in consideration for monies in the aggregate sum of $100,000 advanced by Mr. Gaines to us for general corporate purposes.  These shares of preferred stock are redeemable by us at $100 a share.

On September 2, 2008 we issued 10,000 shares of our Series D Preferred to Voyager in partial consideration under the Voyager Acquisition.  These shares of preferred stock are automatically convertible into an aggregate of 17,500,000 shares of our Common Stock upon the effectiveness of the Charter Amendment.

On September 2, 2008 we issued 10,000 shares of our Series E Preferred to Whalehaven Capital Fund Limited in full satisfaction of its Debenture in the redemption amount of $450,000.  These shares of preferred stock are automatically convertible into an aggregate of 1,363,636 shares of our Common Stock upon the effectiveness of the Charter Amendment.

Common Stock

On May 26, 2006, we issued an aggregate of 20,265,000 shares of our Common Stock to the stockholders of Energy Venture as partial consideration in the May 2006 Merger transaction.

On August 21, 2007, we issued 100,000 shares of Common Stock with a value of $45,000 to a non-employee as compensation for services rendered.

On September 4, 2007, we issued 89,248 shares of Common Stock in lieu of cash in payment of $44,624 of accrued and current period interest to noteholders who chose to redeem their 2006 Notes.

On September 4, 2007, we issued 218,000 shares of Common Stock with a value of $98,100 as consideration to those noteholders who chose to extend the maturity date of their 2006 Notes to February 28, 2008.

On September 17, 2007, we issued 100,000 shares of Common Stock with a value of $45,000 to a non-employee as compensation for services rendered.

On September 19, 2007, our Board of Directors approved the issuance of 150,000 shares of Common Stock with a value of $55,500 to a former member of our Board of Directors as compensation for assuming the role of Chief Executive Officer.

On November 1, 2007, we issued 200,004 shares of Common Stock with a relative fair market value of $116,666 to purchasers of $350,000 of our newly issued convertible notes.

On November 7, 2007, we issued 310,435 shares of Common Stock in lieu of cash in payment of $155,215 of accrued interest to holders of convertible notes issued in 2006 who chose to extend the maturity date of their notes through February 28, 2008.

On March 4, 2008, our Board of Directors and the holders of a majority of the Company's outstanding shares of Common Stock, approved an increase in the number of authorized common shares that the Company may issue to 149,000,000 shares.  As of the date hereof, the number of shares of Common Stock that the Company may issue is 24,000,000, pending the effectiveness of the Charter Amendment.

On March 6, 2008, we issued 130,449 shares of Common Stock in lieu of cash in payment of $65,221 of accrued and current period interest to holders of our 2006 Notes.

Pursuant to restricted stock agreements entered into with Robert P. Munn, our Chief Executive Officer and Carl A. Chase, our Chief Financial Officer, on May 22, 2008 we agreed to grant restricted stock to each of Messrs. Munn and Chase upon the effectiveness of the Charter Amendment.  Mr. Munn is to receive 1,500,000 shares and Mr. Chase is to receive 1,125,000 shares of our Common Stock, each which vests equally as to one-third of the shares over a two year period, commencing on the effectiveness of the Charter Amendment and each of the first and second year anniversary of the grant dates.

Warrants and Options

On October 26, 2007, we granted three non-employees warrants to purchase up to an aggregate of 1,250,000 shares of our Common Stock at an exercise price of $0.35 per share for services rendered.  The warrants vested immediately and terminate on October 26, 2012.

On December 19, 2007, we granted our former CEO, options to purchase up to 500,000 shares of our Common Stock at an exercise price of $0.35 per share for services rendered.  The options vested immediately and terminate on December 19, 2012.

On December 19, 2007, we granted two non-employees warrants to purchase up to an aggregate of 1,100,000 shares of our Common Stock at an exercise price of $0.35 per share for services rendered.  The warrants vested immediately and terminate on December 19, 2012.

On February 28, 2008, we granted our former CEO, additional options to purchase up to 250,000 shares of our Common Stock at an exercise price of $0.54 per share for services rendered.  The options vested immediately and terminate on February 27, 2013.

On February 28, 2008, we granted a non-employee warrant to purchase up to an aggregate of 3,300,000 shares of our Common Stock at an exercise price of $0.54 per share for services rendered.  The warrants vested immediately and terminate on February 27, 2013.

As part of our employment agreement with Mr. Munn, our CEO, on May 22, 2008 we granted stock options, exercisable for up to 500,000 shares of our Common Stock, at an exercise price of $0.52 per share, which option vests with respect to these shares on the effectiveness of the Articles of Amendment to the Articles of Incorporation, 500,000 shares, at an exercise price of $0.57 per share, which option vests on May 22, 2009, and 500,000 shares, at an exercise price of $0.62 per share, which option vests on May 22, 2010.

As part of our employment agreement with Mr. Chase, our CFO, on May 22, 2008 we granted stock options, exercisable for up to 375,000 shares of our Common Stock, at an exercise price of $0.52 per share, which option vests with respect to these shares on the effectiveness of the Articles of Amendment to the Articles of Incorporation, 375,000 shares, at an exercise price of $0.57 per share, which option vests on May 22, 2009, and 375,000 shares, at an exercise price of $0.62 per share, which option vests on May 22, 2010.

As part of the consideration for entry into the Bridge Loan, on May 21, 2008 we granted to the investors in our Debentures warrants, exercisable for up to an aggregate of 3,000,000 shares of our Common Stock, at an exercise price of $0.33 per share.  These warrants vested immediately and  expire on May 21, 2013.

As part of the consideration for entry into the CIT Credit Facility, on September 2, 2008 we granted the CIT Warrant, exercisable for up to 24,199,996 shares of our Common Stock, at an exercise price of $0.35 per share.  The CIT Warrant expires on September 2, 2013 and is exercisable upon the effectiveness of the Charter Amendment.

As part of a commission due to the investment banking firm that identified the holders of the Debentures, on September 2, 2008 we granted the GHS Warrant, exercisable for up to 225,000 shares of our Common Stock, at an exercise price of $0.33 per share.  The GHS Warrant expires on September 2, 2013 and is exercisable upon the effectiveness of the Charter Amendment.

Item 5.	Indemnification of Directors and Officers.

Our Articles of Incorporation and by-laws provide that we will indemnify to the fullest extent permitted by the Nevada Revised Statutes any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or such person’s testator or intestate, is or was a director, officer, employee or agent of our Company or serves or served at our request as a director, officer or employee of another entity.

We may enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our articles of incorporation and by-laws.  These agreements, among other things, would indemnify our directors and officers for certain expenses (including advancing expenses for attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person’s services as a director or officer of our Company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

We maintain a directors, officers and company liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Part F/S

The historical financial statements and the pro forma financial information required by Form 10-SB are included below under “Item 9.01 Financial Statements and Exhibits”

Part III

Item 1.	Index to Exhibits.

The information required by this Item 1 to Part III of Form 10-SB Information is included below under “Item 9.01 Financial Statements and Exhibits”

Item 2.	Description of Exhibits.

The information required by this Item 2 to Part III of Form 10-SB Information is included below under “Item 9.01 Financial Statements and Exhibits”

Item 9.01                      Financial Statements and Exhibits.

Financial Statements

INDEX TO FINANCIAL STATEMENTS

(a)  Financial Statements of ABC Funding, Inc.

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at June 30, 2008 and 2007	F-3
Consolidated Statements of Operations for the Years Ended June 30, 2008 and 2007 and the Period February 21, 2006 (Inception) through June 30, 2008	F-4
Consolidated Statement of Changes in Stockholders’ Deficit for the Years Ended June 30, 2008 and 2007 and the Period February 21, 2006 (Inception) through June 30, 2008	F-5
Consolidated Statements of Cash Flows for the Years Ended June 30, 2008 and 2007 and the Period February 21, 2006 (Inception) through June 30, 2008	F-6
Notes to Consolidated Financial Statements	F-8

 (b)   Financial Statements of Business Acquired.

(c)   Pro Forma Financial Information of ABC Funding, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 2008	F-46
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended June 30, 2008	F-47
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended June 30, 2007	F-48
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-49

Exhibits

Exhibit No.	Description

23.1	Consent of Ralph E. Davis Associates, Inc., independent petroleum engineer
23.2	Consent of Malone & Bailey PC, independent registered accountants
23.3	Consent of Montgomery Coscia Greilich LLP, independent registered accountant
99.1
Stock Purchase and Sale Agreement, dated May 22, 2008, among the Company, Voyager Gas Holdings, L.P. and   Voyager Gas Corporation  (incorporated herein by reference to Exhibit 99.1 of the Company's Form 8-K report, filed May 23, 2008).

99.2	Credit Agreement, dated as of September 2, 2008, among the Company, as borrower, CIT Capital USA Inc., as administrative agent, and the lenders party thereto (the “Revolving Loan”).
99.3	Second Lien Term Loan Agreement, dated as of September 2, 2008, among the Company, as borrower, CIT Capital USA, Inc., as administrative agent, and the lenders party thereto (the “Term Loan”).
99.4	$50.0 million Note, issued under the Revolving Loan on September 2, 2008 to CIT Capital USA Inc., as lender.
99.5	$22.0 million Note, issued under the Term Loan on September 2, 2008 to CIT Capital USA Inc., as lender.
99.6	Intercreditor Agreement, dated as of September 2, 2008, among the Company, as borrower, its subsidiaries, CIT Capital USA, Inc., as first lien and second lien administrative agents
99.7	Guaranty and Collateral Agreement, dated as of September 2, 2008, made by the Company and guarantors named therein for the benefit of CIT Capital USA, Inc., as administrative agent.
99.8	Second Lien Guaranty and Collateral Agreement, dated as of September 2, 2008, made by the Company and guarantors named therein for the benefit of CIT Capital USA, Inc., as administrative agent
99.9	$557,500 Note, issued September 2, 2008 to Global Hunter Securities, LLC
99.10	Warrant, dated September 2, 2008, from the Company to CIT Capital USA, Inc.
99.11	Warrant, dated September 2, 2008, from the Company to Global Hunter Securities, LLC.
99.12	Certificate of Designation, dated August 27, 2008, with respect to the Company’s Series D Preferred Stock.
99.13	Certificate of Designation, dated August 29, 2008, with respect to the Company’s Series E Preferred Stock.
99.14	Registration Rights Agreement, dated September 2, 2008, among the Company, Voyager Gas Holdings, L.P. and CIT Capital USA, Inc.
99.15
Registration Rights Agreement, dated May 21, 2008, among the Company and the purchasers named therein (incorporated herein by reference to Exhibit 99.10 of the Company's Form 8-K report, filed May 23, 2008).

99.16	First Amendment to Purchase and Sale Agreement, dated as of August 15, 2008, among the Company, Gas Holdings, L.P. and Voyager Gas Corporation
99.17	Second Amendment to Purchase and Sale Agreement, dated as of September 2, 2008, among the Company, Gas Holdings, L.P. and Voyager Gas Corporation
99.18	Summary Third Party Engineering Report of Ralph E. Davis Assoicayes, Inc.

(a)           Financial Statements of ABC Funding, Inc.

Index to Financial Statements
Description of Exhibit	Page No.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at June 30, 2008 and 2007	F-3
Consolidated Statements of Operations for the Years Ended June 30, 2008 and 2007 and the Period February 21, 2006 (Inception) through June 30, 2008	F-4
Consolidated Statement of Changes in Stockholders’ Deficit for the Years Ended June 30, 2008 and 2007 and the Period February 21, 2006 (Inception) through June 30, 2008	F-5
Consolidated Statements of Cash Flows for the Years Ended June 30, 2008 and 2007 and the Period February 21, 2006 (Inception) through June 30, 2008	F-6
Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ABC Funding, Inc.
(a Development Stage Company)
Houston, Texas

We have audited the accompanying consolidated balance sheet of ABC Funding, Inc. ("the Company") (a Development Stage Company) as of June 30, 2008 and 2007, and the related consolidated statements of operations, cash flows and changes in stockholders' deficit for the years ended June 30, 2008 and 2007, and for the period from February 21, 2006 (inception) through June 30, 2008, respectively.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2008 and 2007, and the consolidated results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

/s/ Malone & Bailey, PC
    www.malone-bailey.com
    Houston, Texas

September 8, 2008

ABC FUNDING, INC.
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2008 AND 2007

	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$12,158	$550,394
Prepaid expenses and other current assets	31,215	30,428
Deferred financing costs, net of amortization of $55,871	143,472	--
Total current assets	186,845	580,822
Acquisition costs	976,284	--
Fixed assets, net of accumulated depreciation of $183	7,881	--
Total assets	$1,171,010	$580,822

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$404,027	$7,180
Accounts payable – related parties	20,825	--
Accrued liabilities	1,397	188,996
Convertible debt, net of unamortized discount of $0 and $36,973 at June 30, 2008 and 2007, respectively	25,000	1,463,027
Senior secured convertible debentures, net of unamortized discount of $778,362	121,638	--
Derivative liabilities	11,893,573	--
Total current liabilities	12,466,460	1,659,203

Commitments and contingencies	--	--

Stockholders’ deficit:
Preferred stock - 863,505 undesignated authorized, $0.001 par value at June 30, 2008 and 2007
Series A Preferred stock, $0.001 par value, 99,395 authorized and outstanding at June 30, 2008	99	--
Series B Preferred stock, $0.001 par value, 37,100 authorized and outstanding at June 30, 2008	37	--
Common stock, $0.001 par value, 24,000,000 shares authorized, 24,378,376 and 22,065,000 issued and outstanding at June 30, 2008 and 2007, respectively	24,378	22,065
Additional paid-in capital	769,318	1,244,765
Deficit accumulated during the development stage	(12,089,282)	(2,345,211)
Total stockholders’ deficit	(11,295,450)	(1,078,381)
Total liabilities and stockholders' deficit	$1,171,010	$580,822

See the accompanying summary of accounting policies and notes to financial statements.

ABC FUNDING, INC.
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2008 AND 2007 AND
THE PERIOD FEBRUARY 21, 2006 (INCEPTION) THROUGH JUNE 30, 2008

			February 21,
			2006
			(Inception)
			Through
	Years Ended June 30,		June 30,
	2008	2007	2008

General and administrative:
Payroll and related expenses	$3,593,652	$589,346	$4,608,516
Office and administration	40,263	72,216	123,491
Professional fees	307,508	267,945	732,294
Depreciation expense	183	--	183
Other	110,755	14,319	567,414
Total general and administrative	4,052,361	943,826	6,031,898

Other income (expense):
Interest income	5,174	31,163	41,523
Interest expense	(2,039,213)	(332,329)	(2,441,236)
Change in fair value of derivatives	(3,657,671)	--	(3,657,671)
Total other expense	(5,691,710)	(301,166)	(6,057,384)
Net loss	$(9,744,071)	$(1,244,992)	$(12,089,282)

Net loss per share: Basic and diluted	$(0.42)	$(0.06)

Weighted average common shares outstanding: Basic and diluted	23,067,241	22,065,000

See the accompanying summary of accounting policies and notes to financial statements.

ABC FUNDING, INC.
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED JUNE 30, 2008 AND 2007 AND
THE PERIOD FEBRUARY 21, 2006 (INCEPTION) THROUGH JUNE 30, 2008

	Series A Preferred		Series B Preferred		Common Stock		Additional Paid-in	Deficit Accumulated During Development	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stage	Deficit

Balance, February 21, 2006	--	$--	--	$--	--	$--	$--	$--	$--
Proceeds from issuance of common stock	--	--	--	--	19,665,000	19,665	(17,698)	--	1,967
Proceeds from issuance of common stock to note holders	--	--	--	--	600,000	600	249,400	--	250,000
Shares issued in reverse merger	--	--	--	--	1,800,000	1,800	(1,800)	--	--
Stock based compensation	--	--	--	--	--	--	425,518	--	425,518
Net loss	--	--	--	--	--	--	--	(1,100,219)	(1,100,219)
Balance, June 30, 2006	--	--	--	--	22,065,000	22,065	655,420	(1,100,219)	(422,734)
Stock based compensation	--	--	--	--	--	--	589,345	--	589,345
Net loss	--	--	--	--	--	--	--	(1,244,992)	(1,244,992)
Balance, June 30, 2007	--	--	--	--	22,065,000	22,065	1,244,765	(2,345,211)	(1,078,381)
Shares issued for services	--	--	--	--	1,365,240	1,365	672,060	--	673,425
Stock based compensation	--	--	--	--	--	--	2,865,196	--	2,865,196
Convertible debenture tainted warrants	--	--	--	--	--	--	(5,856,395)	--	(5,856,395)
Stock issued for note extensions	--	--	--	--	218,000	218	97,882	--	98,100
Stock issued with convertible notes	--	--	--	--	200,004	200	58,133	--	58,333
Beneficial conversion feature related to convertible notes	--	--	--	--	--	--	58,333	--	58,333
Stock issued for payment of interest	--	--	--	--	530,132	530	264,530	--	265,060
Preferred stock issued for note conversions	96,500	96	35,000	35	--	--	1,314,869	--	1,315,000
Preferred stock issued for payment of interest	2,895	3	2,100	2	--	--	49,945	--	49,950
Net loss	--	--	--	--	--	--	--	(9,744,071)	(9,744,071)
Balance, June 30, 2008	99,395	$99	37,100	$37	24,378,376	$24,378	$769,318	$(12,089,282)	$(11,295,450)

See the accompanying summary of accounting policies and notes to financial statements.

ABC FUNDING, INC.
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2008 AND 2007 AND
THE PERIOD FEBRUARY 21, 2006 (INCEPTION) THROUGH JUNE 30, 2008

			February 21,
			2006
			(Inception)
			Through
	Years Ended June 30,		June 30,
	2008	2007	2008
Cash flows from operating activities:
Net loss	$(9,744,071)	$(1,244,992)	$(12,089,282)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	183	--	183
Share based compensation	3,538,621	589,345	4,553,484
Common stock issued for interest	225,704	--	225,704
Preferred stock issued for interest	49,950	--	49,950
Common stock issued for loan extensions	98,100	--	98,100
Amortization of deferred financing costs	55,871	--	55,871
Amortization of debt discounts	1,743,593	182,482	1,956,620
Change in fair value of derivatives	3,657,671	--	3,657,671
Changes in assets and liabilities:
Prepaid and other current assets	896	36,033	(29,532)
Accounts payable, related parties and other	417,672	(56,407)	424,852
Accrued liabilities	(148,245)	134,417	40,751
Net cash used in operating activities	(104,055)	(359,122)	(1,055,628)
Cash flows from investing activities:
Acquisition costs of oil and gas properties	(976,284)	--	(976,284)
Purchase of fixed assets	(8,064)	--	(8,064)
Deposits	(1,682)	--	(1,682)
Net cash used in investing activities	(986,030)	--	(986,030)
Cash flows from financing activities:
Proceeds from sale of common stock	--	--	1,967
Proceeds from convertible debentures	800,000	--	800,000
Debt issuance costs	(88,151)	--	(88,151)
Proceeds from convertible notes	350,000	15,000	1,850,000
Repayment of convertible notes	(510,000)	--	(510,000)
Net cash provided by financing activities	551,849	15,000	2,053,816
Net increase (decrease) in cash	(538,236)	(344,122)	12,158
Cash at beginning of period	550,394	894,516	--
Cash at end of period	$12,158	$550,394	$12,158
Supplemental information:
Cash paid for interest	$14,637	$--	$14,637
Cash paid for income taxes	$--	$--	$--

See the accompanying summary of accounting policies and notes to financial statements.

ABC FUNDING, INC.
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2008 AND 2007 AND
THE PERIOD FEBRUARY 21, 2006 (INCEPTION) THROUGH JUNE 30, 2008
(Continued)

	Years Ended June 30,
	2008	2007

Non-Cash Investing and Financing Activities:
Common shares issued in payment of interest	$39,355	$--
Preferred shares issued in payment of principal	$1,315,000	$--
Warrants issued for convertible debenture commission	$111,192	$--
Discount for beneficial conversion feature and debt discount	$116,666	$--

See the accompanying summary of accounting policies and notes to financial statements.

ABC FUNDING, INC.
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1.                       ORGANIZATION AND BASIS OF PREPARATION

Headquartered in Houston, Texas, ABC Funding, Inc. (the “Company”, “ABC”, “we” or “us”), is a development stage company incorporated in Nevada, with our primary business focus to engage in the acquisition, exploitation and development of properties for the production of crude oil and natural gas.  We intend to explore for oil and gas reserves through the drill bit and acquire established oil and gas properties.  We intend to exploit oil and gas properties through the application of conventional and specialized technology to increase production, ultimate recoveries, or both, and participate in joint venture drilling programs with repeatable low risk results.

We were incorporated in Nevada on May 13, 2004.  In May 2006, Energy Venture, Inc., a Delaware corporation ("EV Delaware") merged into EVI Acquisition Corp. ("EVI"), a wholly-owned subsidiary of ABC.  In connection with the merger, EVI, a Nevada corporation, changed its name to Energy Venture, Inc. ("EV Nevada").  The merger transaction was accounted for as a reverse merger with EV Delaware being deemed the acquiring entity for financial accounting purposes.  Thus, the historical financial statements of the Company prior to the effective date of the merger have been restated to be those of EV Delaware.  Since the merger, we have primarily been involved in conducting business planning and capital-raising activities.

      As of June 30, 2008, we have one subsidiary, Energy Venture, Inc., a Nevada corporation.  Energy Venture, Inc. currently has no operations, assets or liabilities.  However, we intend to use this subsidiary in the future as an operating company to perform the operations of our oil and gas business.

The consolidated financial statements include the accounts of ABC Funding, Inc. and its subsidiary, which is wholly owned.  All inter-company transactions are eliminated upon consolidation.

NOTE 2.                            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates.  In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of operations.  Actual results could differ from those estimates.

Cash and Cash Equivalents.  For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition.  Revenue is recognized when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured.  There were no revenues from inception (February 21, 2006) through June 30, 2008.

Income Taxes.  We recognize deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.  We provide a valuation allowance for deferred tax assets for which we do not consider realization of such assets to be more likely than not.

Basic and Diluted Net Loss Per Share.  We compute net income (loss) per share pursuant to Statement of Financial Accounting Standards No. 128 “Earnings per Share”.  Basic net income (loss) per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of our Common Stock outstanding during the period.  Diluted net income (loss) per share is determined in the same manner as basic net income (loss) per share except that the number of shares is increased assuming exercise of dilutive stock options, warrants and convertible debt using the treasury stock method and dilutive conversion of our convertible preferred stock.

    During the year ended June 30, 2008, convertible preferred stock convertible into 3,048,218 shares of common stock; a convertible note and accrued interest convertible into 52,000 shares of common stock; vested options to purchase 11,150,000 shares of common stock; convertible debt convertible into 2,777,273 shares of common stock; and warrants to purchase 3,225,000 shares of common stock were excluded from the calculation of net loss per share since their inclusion would have been anti-dilutive.  During the year ended June 30, 2007, convertible debt and accrued interest, convertible into 3,377,992 shares of common stock and vested stock options to purchase 3,650,000 shares of common stock were excluded from the calculation of net loss per share since their inclusion would have been anti-dilutive.  During the year ended June 30, 2007, there was no convertible preferred stock outstanding.

Stock Based Compensation.  In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payments" ("FAS 123R").  We adopted the disclosure requirements of FAS 123R as of July 1, 2006 using the modified prospective transition method approach as allowed under FAS 123R.  FAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  FAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  FAS 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed.

Valuation of the Embedded and Warrant Derivatives.  The valuation of our embedded derivatives and warrant derivatives is determined primarily by a lattice model using probability weighted discounted cash flow based upon future projections over a range of potential outcomes and the Black-Scholes option pricing model.  An embedded debenture derivative is a derivative instrument that is embedded within a contract, which under the convertible debenture (the host contract) includes the right to convert the debenture by the holder, reset provisions with respect to the conversion provisions, call/redemption options and liquidated damages.  In accordance with FASB Statement 133, as amended, Accounting for Derivative Instrumments and Hedging Activities, these embedded derivatives are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period.  A warrant derivative liability is determined in accordance with Emerging Issues Task Force ("EITF") Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" ("EITF 00-19").  Based on EITF 00-19, warrants which are determined to be classified as derivative liabilities are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period.  The practical effect of this has been that when our stock price increases so does our derivative liability, resulting in a non-cash loss charge that reduces earnings and earnings per share.  When our stock price declines, we record a non-cash gain, increasing our earnings and earnings per share.

    To determine the fair value of our embedded derivativs, management evaluates assumptions regarding the probability of certain events.  Other factors used to determine fair value include our period end stock price, historical stock volatility, risk free interest rate and derivative term.  The fair value recorded for the derivative liability varies from period to period.  This variability may result in the actual derivative liability for a period either above or below the estimates recorded on our consolidated financial statements, resulting in significant fluctuations in other income (expense) because of the corresponding non-cash gain or loss recorded.

Fair Value of Financial Instruments.  Our financial instruments consist of cash and cash equivalents, accounts payable and notes payable.  The carrying amounts of cash and cash equivalents, accounts payable and notes payable approximate fair value due to the highly liquid nature of these short-term instruments.

Reclassifications.  Certain prior period amounts have been reclassified to conform to the current year presentation.

New Accounting Pronouncements.   During February 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Statement of Accounting Standards (“SFAS”) No 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”) which permits all entities to choose, at specified election dates, to measure eligible items at fair value.  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, and thereby mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  We are evaluating the impact that this Statement will have on our financial statements.

During September 2006, the FASB issued FASB Statement of Accounting Standards (“SFAS”) No. 157, "Fair Value Measurements."  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This Statement applies under other accounting pronouncements that require or permit fair value measurements, where fair value has been determined to be the relevant measurement attribute.  This Statement is effective for fiscal years beginning after November 15, 2007.  We are evaluating the impact that this Statement will have on our financial statements.

NOTE 3.                      ACQUISITION COSTS

We have entered into a stock purchase and sale agreement to acquire from Voyager Gas Holdings, L.P. all of the issued and outstanding shares of common stock of Voyager Gas Corporation, a Delaware corporation.  (See Note 8. “Subsequent Events”).  The following table summarizes costs incurred pursuant to the acquisition as of June 30, 2008.

Acquisition costs:
Earnest money deposit	$800,000
Legal fees	99,731
Third party engineering fees	71,915
Other	4,638
Total acquisition costs	$976,284

NOTE 4.                      NOTES PAYABLE

Convertible Debentures

On May 21, 2008, we entered into a Securities Purchase Agreement with those purchasers identified therein (the “Bridge Financing”), whereby we received proceeds of $800,000 evidenced by senior secured convertible debentures (the “Debentures”) with a principal amount of $900,000, issued at a discount of $100,000.  The proceeds from the Debentures were used to fund our payment of the deposit under the Voyager Gas Corporation stock purchase and sale agreement (the “Voyager Agreement”).

The Debentures mature the earlier of September 29, 2008, or the closing date under the Voyager Agreement, and may be satisfied in full by our payment of the aggregate redemption price of $900,000 or, at the election of the purchasers, by the conversion of the Debentures into shares of our common stock (the “Conversion Shares”), at an initial conversion price of $0.33, subject to adjustments and full-ratchet protection under certain circumstances.  Alternatively, the purchasers may elect to participate in a Subsequent Financing (as such term is defined in the Securities Purchase Agreement) by exchanging all or some of their Debentures for securities issued in the Subsequent Financing, upon the same terms being offered under the Subsequent Financing.

Under the Debentures, so long as any portion of the Debentures remain outstanding, we are precluded from incurring additional indebtedness or suffering additional liens on our property, subject to limited exceptions therein, including, without limitation, such indebtedness incurred by us in connection with the financing of the consideration owing under the Voyager Agreement.

As additional consideration for the bridge loan evidenced by the Debentures, we issued common stock purchase warrants to the purchasers and their affiliates, exercisable to purchase up to 3,000,000 shares of our common stock (the “Warrant Shares”), based upon an initial exercise price of $0.33 subject to adjustments and full-ratchet protection under certain circumstances.

Our performance under the Debentures, including payment of the redemption amount thereof or conversion thereunder, is secured by (i) our grant of a security interest and first lien on all of our existing and after-acquired assets, (ii) the guarantee of our wholly-owned subsidiary, Energy Venture, Inc., and (iii) the pledge of an aggregate of 14,151,000 shares of our common stock currently held by Mr. Alan D. Gaines, one of our directors, and his affiliates, which pledged shares represent approximately 60.6% of the shares of our common stock issued and outstanding as of the grant date.

We incurred debt issuance costs of $199,343 associated with the issuance of the Debentures.  These costs were capitalized as deferred financing costs and are being amortized over the life of the Debentures using the effective interest method.  Amortization expense related to the deferred financing costs was $55,871 for the period May 21, 2008 through June 30, 2008.

Common shares issuable if the Debentures were converted would exceed the number of authorized shares we have available for issuance.  In addition, the Debentures contain more than one embedded derivative feature which would individually warrant separate accounting as derivative instruments under SFAS No. 133 and EITF 00-19.  We evaluated the application of SFAS No. 133 and EITF 00-19 and determined the various embedded derivative features have been bundled together as a single, compound embedded derivative instrument that has been bifurcated from the debt host contract, and referred to as the "Single Compound Embedded Derivatives within Convertible Note".  The single compound embedded derivative features include the conversion feature with the reset provisions within the Debentures, the call/redemption options and liquidated damages.  The value of the single compound embedded derivative liability was bifurcated from the debt host contract and recorded as a derivative liability, which results in a reduction of the initial carrying amount (as unamortized discount) of the Debentures of the value at inception.  The value of the embedded derivative at issuance exceeded the notional amount of the loan, and the excess amount was expensed to interest in the amount of $1,468,316.  The unamortized discount has been amortized to interest expense using the effective interest method over the life of the Debentures.  At June 30, 2008, $121,638 has been amortized with an unamortized discount balance remaining of $778,362.

Due to the insufficient unissued authorized shares to share settle the Debentures, this caused other convertible instruments, specifically the Series A and B Preferred, the convertible note and non-employee stock options, to also be classified as derivative liabilities under FAS 133.  Each reporting period, this derivative liability is marked-to-market with the non-cash gain or loss recorded in the period as a gain or loss on derivatives.  At June 30, 2008, the aggregate derivative liability was $11,893,573.

On September 2, 2008, we satisfied in full the Debentures by repayment of $450,000 of principal with funds advanced under the CIT Credit Facility (as defined in Note 8 hereto) and by delivery of shares of our Series E Preferred in exchange for the principal amount of $450,000, which shares of preferred stock automatically convert into an aggregate of 1,363,636 shares of our common stock, based upon an implied conversion price of $0.33 per share of common stock upon the effectiveness of the Charter Amendment.

Probability - Weighted Expected Cash Flow Methodology

Assumptions:  Single Compound Embedded Derivative within Debentures

	Transaction Date	As of
	May 21, 2008	June 30, 2008
Risk free interest rate	4.53%	4.59%
Timely registration	95.00%	95.00%
Default status	5.00%	5.00%
Alternative financing available and exercised	0.00%	0.00%
Trading volume, gross monthly dollars monthly rate increase	1.00%	1.00%
Annual growth rate stock price	29.14%	29.20%
Future projected volatility	150.00%	150.00%

The stock purchase warrants are freestanding derivative financial instruments which were valued using the Black-Scholes method.  The fair value of the derivative liability of the single compound embedded derivatives, the warrants issued with the Debentures and the other tainted convertible instruments and options was recorded at $1,470,868 and $5,967,587, respectively, on May 21, 2008.  Consequently, the Debentures were initially recorded at zero, after application of the discounts.  The unamortized discount will be accreted to interest expense using the effective interest method over the life of the Debentures.  The total accretion expense was $121,638 for the period May 21, 2008 through June 30, 2008.  The remaining value of $1,468,316 was expensed at inception to interest expense since the total fair value of the derivatives at inception exceeded the face value of the Debentures.  The effective interest rate on the Debentures is 1,441.9%.

So long as the Debentures were outstanding, they were potentially convertible into an unlimited number of common shares, resulting in us no longer having the control to physically or net share settle existing non-employee stock options.  Thus under EITF 00-19, all non-employee stock options that are exercisable during the period that the Debentures are outstanding are required to be treated as derivative liabilities and recorded at fair value until the provisions requiring this treatment have been settled.

As of the date of issuance of the notes on May 21, 2008, the fair value of options to purchase 8,900,000 shares and other tainted convertible instruments totaling $5,856,395 was reclassified to the liability caption “Derivative liabilities” from additional paid-in capital.  The change in fair value of $2,703,694 as of June 30, 2008, has been included in earnings under the caption “Change in fair value of derivatives.”

Variables used in the Black-Scholes option-pricing model include: (1) 4.53% to 4.59% risk-free interest rate; (2) expected warrant life is the actual remaining life of the warrant as of each period end; (3) expected volatility is 150.00%; and (4) zero expected dividends.

Both the embedded and freestanding derivative financial instruments were recorded as liabilities in the consolidated balance sheet and measured at fair value.  These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded as either a gain or loss in the income statement.

The impact of the application of SFAS No. 133 and EITF 00-19 in regards to the derivative liabilities on the balance sheet and statements of operations as of inception (May 21, 2008) and through June 30, 2008 are as follows:

		Liability As of
	May 21, 2008	June 30, 2008
Derivative liability – single compound embedded derivatives within the debentures	$797,447	$797,447
Derivative liability – warrants, non-employee options and other tainted convertible instruments	7,438,455	7,438,455
Net change in fair value of derivatives	--	3,657,671
Derivative liabilities	$8,235,902	$11,893,573

The following summarizes the financial presentation of the Debentures at inception (May 21, 2008) and at June 30, 2008:

	At Inception	As of
	May 21, 2008	June 30, 2008
Notional amount of debentures	$900,000	$900,000
Adjustments:
Discount for single compounded embedded derivatives within debentures and original issue discount	(900,000)	(900,000)
Amortized discount on debentures	--	121,638
Convertible debentures balance, net	$--	$121,638

Convertible Notes

At June 30, 2008 and 2007, convertible short-term debt consisted of the following:

	June 30,
	2008	2007
12% convertible notes due February 28, 2008	$25,000	$1,500,000
Unamortized discount	--	(36,973)
Total convertible debt	$25,000	$1,463,027

2006 Convertible Notes

During 2006, EV Delaware sold $1,500,000 of convertible promissory notes (the "2006 Notes") which were expressly assumed by us.  The 2006 Notes had an original maturity date of August 31, 2007, carried an interest rate of 10% per annum, payable in either cash or shares, and were convertible into shares of Common Stock at a conversion rate of $0.50 per share at the option of the investor.  Each investor also received a number of shares of Common Stock equal to 20% of his or her investment divided by $0.50.  Thus, a total of 600,000 shares were initially issued to investors in the 2006 Notes.  The relative fair value of these shares was $250,000 and was recorded as a debt discount and as additional paid-in capital.  The debt discount was amortized over the original term of the notes payable using the effective interest method.  The original issue discount rate was 23.44%.  During the period from February 21, 2006 (inception) to August 31, 2007, the entire discount of $250,000 was amortized and recorded as interest expense.

We evaluated the application of SFAS No. 133 and EITF 00-19.  Based on the guidance of SFAS No. 133 and EITF 00-19, we concluded that these instruments were not required to be accounted for as derivatives.

On August 31, 2007 (the original Maturity Date), we repaid in cash six of the holders of the 2006 Notes an aggregate amount of $424,637, of which $410,000 represented principal and $14,637 represented accrued interest.  On September 4, 2007, an additional $44,624 of accrued and current period interest was repaid through the issuance of 89,248 shares of our Common Stock.  The remaining holders of the 2006 Notes entered into an agreement with us whereby the maturity date of the 2006 Notes was extended to February 28, 2008 and, beginning September 1, 2007 until the 2006 Notes are paid in full, the interest rate on the outstanding principal increased to 12% per annum.  In addition, we agreed to issue to the remaining holders of the 2006 Notes, 218,000 shares of our common stock with a value of $98,100 as consideration for extending the 2006 Note's maturity date.  We evaluated the application of EITF 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments" and concluded that the revised terms constituted a debt modification rather than a debt extinguishment and accordingly, the value of the common stock has been treated as interest expense in the accompanying statements of operations.

On February 28, 2008, $1,090,000 of the 2006 Notes came due and we were unable to repay them.  We continued to accrue interest on the notes at 12%, the agreed upon rate for the extension period.  On March 6, 2008, we issued 130,449 shares of common stock in lieu of cash in payment of $65,221 of accrued and current period interest to holders of 2006 Notes.  On April 22, 2008, we repaid $100,000 principal amount in cash to one of the holders of the notes.  During May 2008, we exchanged 99,395 shares of our Series A Preferred in full satisfaction of our obligation under the notes to pay $965,000 of principal and $28,950 of interest, with each share of such preferred stock being automatically convertible into 20 shares of our common stock, for an aggregate of 1,987,900 shares of our common stock.  The Series A Preferred will automatically convert into shares of our Common Stock upon the effectiveness of the Charter Amendment.  At June 30, 2008, we have outstanding $25,000 principal amount of the 2006 Notes with one noteholder.

2007 Convertible Notes

On November 1, 2007, we sold $350,000 in convertible notes (the "2007 Notes") on the following terms: each note matures October 31, 2008 and a 10% interest rate payable in shares of our Common Stock based upon a conversion price of $ 0.35 per share.  The investors in the 2007 Notes also received 200,004 shares of Common Stock.  The total proceeds from the sale of the 2007 Notes were allocated between the 2007 Notes and the related common stock based upon the relative fair value, which resulted in the allocation of $58,333 to the common stock and $291,667 to the 2007 Notes.  The $58,333 was recorded as a discount to the 2007 Notes and as additional paid in capital.  The debt discount was being amortized over the term of the 2007 Notes using the effective interest method.

We evaluated the application of SFAS 133 and EITF 00-19 for the 2007 Notes and concluded these instruments were not required to be accounted for as derivatives.  We also evaluated the application of EITF 98-05, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments" and concluded that the conversion option was a beneficial conversion feature with intrinsic value.  After allocation of the proceeds between the 2007 Notes and the common stock, the conversion option had an intrinsic value of $58,333.  This resulted in an additional discount to be amortized over the term of the 2007 Notes as additional interest expense using the effective interest method.  The original issue discount rate was 53.83%.

During May 2008, we exchanged 37,100 shares of our Series B Preferred in full satisfaction of our obligation under the notes to pay $350,000 of principal and $21,000 of interest, with each share of such preferred stock being automatically convertible into 28.58 shares of our common stock, for an aggregate of 1,060,318 shares of our common stock.  The Series B Preferred will automatically convert into shares of our Common Stock upon the effectiveness of the Charter Amendment.

NOTE 5.                      PREFERRED STOCK AND COMMON STOCK

Preferred Stock

Certain of our outstanding (i) convertible promissory notes, in the aggregate principal amount of $965,000 and bearing interest at 12% per annum from September 1, 2007 and (ii) convertible promissory notes, in the aggregate principal amount of $350,000 and bearing interest of 10% per annum, due October 31, 2008, were exchanged for shares of our Series A  and Series B Preferred stock in full satisfaction of our obligations under the notes including, without limitation, the repayment of principal and accrued unpaid interest thereon.

Pursuant to the exchange transaction, we issued 99,395 shares of Series A Preferred in exchange for the redemption of $965,000 of principal and $28,950 of accrued interest on the 12% notes, with each share of such preferred stock being automatically convertible into 20 shares of our common stock, for an aggregate of 1,987,900 shares of our common stock.  Additionally, we issued 37,100 shares of Series B Preferred in exchange for the redemption of $350,000 of principal and $21,000 of accrued interest on the 10% notes, with each share of such preferred stock being automatically convertible into 28.58 shares of our common stock, for an aggregate of 1,060,318 shares of our common stock.  The Series A and Series B Preferred stock will automatically convert into shares of our common stock upon the effectiveness of the Charter Amendment.  The 12% notes matured on February 28, 2008 and the 10% notes were due to mature on October 31, 2008.

Common Stock

On August 21, 2007, we issued 100,000 shares of common stock with a value of $45,000 to a non-employee as compensation for services rendered.

On September 4, 2007, we issued 89,248 shares of common stock in lieu of cash in payment of $44,624 of accrued and current period interest to noteholders who chose to redeem their notes.  (See Note 4.)

On September 4, 2007, we issued 218,000 shares of common stock with a value of $98,100 as consideration to those noteholders who chose to extend the maturity date of their notes to February 28, 2008.  (See Note 4.)

On September 17, 2007, we issued 100,000 shares of common stock with a value of $45,000 to a non-employee as compensation for services rendered.

On September 19, 2007, our Board of Directors approved the issuance of 150,000 shares of common stock with a value of $55,500 to a former member of our Board of Directors as compensation for assuming the role of Chief Executive Officer.

On November 1, 2007, we issued 200,004 shares of common stock with a relative fair market value of $58,333 to purchasers of $350,000 of our newly issued convertible notes.  (See Note 4.)

On November 7, 2007, we issued 310,435 shares of common stock in lieu of cash in payment of $155,215 of accrued interest to holders of convertible notes issued in 2006 who chose to extend the maturity date of their notes through February 28, 2008.  (See Note 4.)

On March 4, 2008, our Board of Directors and the holders of a majority of the Company's outstanding shares of common stock, approved an increase in the number of authorized common shares that the Company may issue to 149,000,000 shares.  As of the date hereof, the number of shares of common stock that the Company may issue is 24,000,000, pending the effectiveness of the Charter Amendment.

On March 6, 2008, we issued 130,449 shares of common stock in lieu of cash in payment of $65,221 of accrued and current period interest to holders of our 2006 Notes.  (See Note 4.)

Pursuant to restricted stock agreements entered into with Robert P. Munn, our Chief Executive Officer and Carl A. Chase, our Chief Financial Officer, we have agreed upon the effectiveness of the Charter Amendment to grant restricted stock to each of Messrs. Munn and Chase.  Mr. Munn is to receive 1,500,000 shares and Mr. Chase is to receive 1,125,000 shares of our Common Stock, each which vests equally as to one-third of the shares over a two year period, commencing on the effectiveness of the Charter Amendment and each of the first and second year anniversary of the grant dates.  We valued the restricted stock issuances on the grant date of their respective restricted stock agreements, May 22, 2008, at $0.52 per share and recorded compensation expense for Mr. Munn of $301,671 and Mr. Chase of $226,254 for the vested portion of  their restricted stock awards.  In addition, we represent on our consolidated balance sheets and consolidated statement of changes in stockholders’ deficit the issuance 580,137 shares of the restricted stock to Mr. Munn and 435,103 shares of restricted stock to Mr. Chase.

NOTE 6.                      GRANTS OF WARRANTS AND OPTIONS

Effective July 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standard 123(R) “Share-Based Payment” (“SFAS 123(R)”) using the modified prospective transition method.  In addition, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 “Share-Based Payment” (“SAB 107”) in March 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC.  Under the modified prospective transition method, compensation cost recognized in the fiscal year ended June 30, 2007, includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of July 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted beginning July 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).  In accordance with the modified prospective transition method, results for prior periods have not been restated.

We use the Black-Scholes option-pricing model to estimate option fair values.  The option-pricing model requires a number of assumptions, of which the most significant are: expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire).

Volatilities are based on the historical volatility of our closing common stock price.  Expected term of options and warrants granted represents the period of time that options and warrants granted are expected to be outstanding.  The risk-free rate for periods within the contractual life of the options and warrants is based on the comparable U.S. Treasury rates in effect at the time of each grant.  The weighted average grant-date fair value of options granted during the years ended June 30, 2008 and 2007, was $2.26 and $3.56, respectively.  The weighted average grant date fair value of warrants granted during the years ended June 30, 2008 and 2007 was $2.36 and $4.39, respectively.  There have been no options or warrants exercised during the period May 12, 2006 through June 30, 2008.

None of the stock options or warrants listed below are exercisable until such time as we file our Articles of Amendment to our Articles of Incorporation with the State of Nevada to increase our authorized shares of common stock from the current authorized of 24,000,000 shares to 149,000,000 shares.

        On December 28, 2006, we granted two non-employees warrants to purchase up to an aggregate of 1,500,000 shares of our common stock at an exercise price of $0.25 per share for services rendered. The options vested immediately and terminate on December 28, 2011. The fair value of the warrants was determined utilizing the Black-Scholes stock option valuation model. The significant assumptions used in the valuation were: the exercise price as noted above; the market value of our common stock on December 28, 2006, $0.25; expected volatility of 105%; risk free interest rate of 4.69%; and a term of five years. The fair value of the warrants was $294,722 at December 28, 2006 and was recorded as share based compensation.

       On May 22, 2007, we granted three non-employees warrants to purchase up to an aggregate of 1,050,000 shares of our common stock at an exercise price of $0.30 per share for services rendered. The warrants vested immediately and terminate on May 22, 2012. The fair value of the warrants was determined utilizing the Black-Scholes option-pricing model. The significant assumptions used in the valuation were: the exercise price as noted above; the market value of our common stock on May 22, 2007, $0.30; expected volatility of 160%; risk free interest rate of 4.76%; and a term of five years. The fair value of the warrants was $294,623 at May 22, 2007 and was recorded as share based compensation.

           On October 26, 2007, we granted 250,000 employee options and 1,000,000 warrants to two non-employees to purchase up to an aggregate of 1,250,000 shares of our common stock at an exercise price of $0.35 per share for services rendered.  The options and warrants vested immediately and terminate on October 26, 2012.  The fair value of the options and warrants of $362,822, which was expensed immediately due to the vesting provisions and the lack of a future service requirement, was determined utilizing the Black-Scholes option-pricing model.  The significant assumptions used in the valuation were: the exercise price as noted above; the market value of ABC's common stock on October 26, 2007, $0.35; expected volatility of 170%; risk free interest rate of 4.04%; and an expected term of 2.5 years.  Due to the limited trading history of our common stock, the volatility assumption was estimated by averaging the volatility of two active companies that have operations similar to ours.  The warrants qualify as “plain vanilla” warrants under the provisions of Staff Accounting Bulletin No. 107 ("SAB 107") and, due to limited warrant exercise data available to us, the term was estimated pursuant to the provisions of SAB 107.

       On December 19, 2007, we granted our former CEO, options to purchase up to 500,000 shares of our common stock at an exercise price of $0.35 per share for services rendered.  The options vested immediately and terminate on December 19, 2012.  The fair value of the options of $124,997, which was expensed immediately due to the vesting provisions and the lack of a future service requirement, was determined utilizing the Black-Scholes option-pricing model.  The significant assumptions used in the valuation were: the exercise price as noted above; the market value of ABC's common stock on December 19, 2007, $0.30; expected volatility of 177%; risk free interest rate of 3.46%; and a term of 2.5 years.  Due to the limited trading history of our common stock, the volatility assumption was estimated by averaging the volatility of two active companies that have operations similar to ours.  The options qualify as “plain vanilla” options under the provisions of Staff Accounting Bulletin No. 107 ("SAB 107") and, due to limited option exercise data available to us, the term was estimated pursuant to the provisions of SAB 107.

On December 19, 2007, we granted two non-employees warrants to purchase up to an aggregate of 1,100,000 shares of our common stock at an exercise price of $0.35 per share for services rendered.  The warrants vested immediately and terminate on December 19, 2012.  The fair value of the warrants of $274,993, which was expensed immediately due to the vesting provisions and the lack of a future service requirement, was determined utilizing the Black-Scholes option-pricing model.  The assumptions and term utilized in the valuation were identical to those described above for valuation of the options granted to our former CEO on December 19, 2007.

On February 28, 2008, we granted our former CEO, additional options to purchase up to 250,000 shares of our common stock at an exercise price of $0.54 per share for services rendered.  The options vested immediately and terminate on February 27, 2013.  The fair value of the options of $114,425, which was expensed immediately due to the vesting provisions and the lack of a future service requirement, was determined utilizing the Black-Scholes option-pricing model.  The significant assumptions used in the valuation were: the exercise price as noted above; the market value of ABC's common stock on February 28, 2007, $0.54; expected volatility of 178%; risk free interest rate of 2.73%; and a term of 2.5 years.  Due to the limited trading history of our common stock, the volatility assumption was estimated by averaging the volatility of two active companies that have operations similar to ours.  The options qualify as “plain vanilla” options under the provisions of Staff Accounting Bulletin No. 107 ("SAB 107") and, due to limited option exercise data available to us, the term was estimated pursuant to the provisions of SAB 107.

        On February 28, 2008, we granted a non-employee warrant to purchase up to an aggregate of 3,300,000 shares of our common stock at an exercise price of $0.54 per share for services rendered.  The warrants vested immediately and terminate on February 27, 2013.  The fair value of the warrants of $1,510,408, which was expensed immediately due to the vesting provisions and the lack of a future service requirement, was determined utilizing the Black-Scholes option-pricing model.  The assumptions and term utilized in the valuation were identical to those described above for valuation of the options granted to our former CEO on February 28, 2008.

As part of our employment agreement with Mr. Munn, our CEO, we granted stock options, exercisable for up to 500,000 shares of our common stock, at an exercise price of $0.52 per share, which option vests with respect to these shares on the effectiveness of the Articles of Amendment to the Articles of Incorporation, 500,000 shares, at an exercise price of $0.57 per share, which option vests on May 22, 2009, and 500,000 shares, at an exercise price of $0.62 per share, which option vests on May 22, 2010.  The fair value of the $0.52 options of $232,369, which was expensed immediately due to the vesting provisions; the $0.57 options of $252,090 which is being amortized over the one year vesting period and the $0.62 options of $254,215 which is being amortized over the two year vesting period, was determined using the Black-Scholes option-pricing model.  The significant assumptions used in the valuation were: (i) for the $0.52 options; the exercise price, the market value of our Common Stock on May 22, 2007, $0.52; expected volatility of 169%; risk free interest rate of 3.52%; and a term of 3.5 years; (ii) for the $0.57 options; the exercise price, the market value of our Common Stock on May 22, 2007, $0.52; expected volatility of 216%; risk free interest rate of 3.52%; and a term of 4.0; and (iii) for the $0.62 options; the exercise price, the market value of our Common Stock on May 22, 2007, $0.52; expected volatility of 216%; risk free interest rate of 3.52%; and a term of 4.5 years.  The options qualify as “plain vanilla” options under the provisions of Staff Accounting Bulletin No. 107 ("SAB 107") and, due to limited option exercise data available to us, the term was estimated pursuant to the provisions of SAB 107.

As part of our employment agreement with Mr. Chase, our CFO, we granted stock options, exercisable for up to 375,000 shares of our common stock, at an exercise price of $0.52 per share, which option vests with respect to these shares on the effectiveness of the Articles of Amendment to the Articles of Incorporation, 375,000 shares, at an exercise price of $0.57 per share, which option vests on May 22, 2009, and 375,000 shares, at an exercise price of $0.62 per share, which option vests on May 22, 2010.  The fair value of the $0.52 options of $174,277, which was expensed immediately due to the vesting provisions; the $0.57 options of $189,068 which is being amortized over the one year vesting period and the $0.62 options of $190,661 which is being amortized over the two year vesting period, was determined using the Black-Scholes option-pricing model.  The assumptions and term utilized in the valuation were identical to those described above for valuation of the options granted to our CEO on May 22, 2008.

As part of a commission due to the investment banking firm that identified the holders of the Convertible Debentures, we have agreed to grant warrants, exercisable for up to 225,000 shares of our Common Stock, at an exercise price of $0.33 per share.  The warrants vested immediately and terminate on May 22, 2013.  The fair value of the warrants of $111,192, which was capitalized as deferred financing costs to be amortized over the life of the Debentures using the effective interest rate method, was determined utilizing the Black-Scholes option-pricing model.  The significant assumptions used in the valuation were: the exercise prices as noted above; the market value of ABC's common stock on May 22, 2008, $0.52; expected volatility of 216%; risk free interest rate of 3.24%; and a term of 2.5 years.  The options qualify as “plain vanilla” options under the provisions of Staff Accounting Bulletin No. 107 ("SAB 107") and, due to limited option exercise data available to us, the term was estimated pursuant to the provisions of SAB 107.

Due to the limited trading history of our common stock, the volatility assumption was estimated by using the volatility of two active companies that have operations similar to ours.

A summary of stock option transactions for the years ended June 30, 2008 and 2007 is as follows:

	2008		2007
	Options	Wtd. Avg. Exercise Price	Options	Wtd. Avg. Exercise Price
Outstanding beginning of year	150,000	$0.30	--	$--
Granted	3,625,000	$0.52	150,000	$0.30
Exercised	--	$--	--	$--
Forfeited	--	$--	--	$--
Outstanding end of year	3,775,000	$0.51	150,000	$0.30
Exercisable end of year	2,025,000	$0.44	150,000	$0.30
Weighted average fair value of options granted		$2.26		$3.56

At June 30, 2008, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.30 to $0.62 and 4.75 years, respectively.

A summary of warrant transactions for the years ended June 30, 2008 and 2007 is as follows:

	2008		2007
	Warrants	Wtd. Avg. Exercise Price	Warrants	Wtd. Avg. Exercise Price
Outstanding beginning of year	3,500,000	$0.32	1,100,000	$0.43
Granted	8,625,000	$0.42	2,400,000	$0.27
Exercised	--	$--	--	$--
Forfeited	--	$--	--	$--
Outstanding end of year	12,125,000	$0.39	3,500,000	$0.32
Exercisable end of year	12,125,000	$0.39	3,500,000	$0.32
Weighted average fair value of warrants granted		$2.36		$4.39

At June 30, 2008, the range of exercise prices and weighted average remaining contractual life of outstanding warrants was $0.05 to $0.60 and 3.8 years, respectively.

NOTE 7.                             INCOME TAXES

ABC uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.  During fiscal years ended June 30, 2008,and 2007, ABC incurred net losses and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $2,684,552 at June 30, 2008.

At June 30, 2008 and 2007, deferred tax assets consisted of the following:

	2008	2007
Deferred tax assets:
Net operating loss	$ 939,593	$465,622
Less: valuation allowance	(939,593)	(465,622)
Net deferred tax assets	$ --	$--

The net operating loss will expire beginning in 2027.  The valuation allowance increased by $473,971 during the year ended June 30, 2008.

NOTE 8.                            SUBSEQUENT EVENTS

Acquisition of Voyager Gas Corporation

On May 22, 2008, we entered into a Stock Purchase and Sale Agreement (the “Voyager Agreement”) with Voyager Gas Holdings, L.P. (“Seller”) and Voyager Gas Corporation (“Voyager”).  On September 2, 2008, we completed our purchase of all of the outstanding capital stock of Voyager Gas Corporation, the owner of interests in oil and gas lease blocks located in Duval County, Texas, including working and other interests in oil and gas leases, wells, and properties, together with rights under related operating, marketing, and service contracts and agreements, seismic exploration licenses and rights, and personal property, equipment and facilities (the "Voyager Acquisition").  Upon the completion of the Voyager Acquisition, Voyager Gas Corporation became a wholly-owned subsidiary of our Company.  Our newly acquired subsidiary’s properties consist of approximately 14,300 net acres located in Duval County, Texas, or the Duval County Properties, as defined and more particularly described elsewhere in this annual report under “Item 2. Description of Properties.”  The purchase price also included a proprietary 3-D seismic data base covering a majority of the property.

        The purchase price paid in the Voyager Acquisition consisted of cash consideration of $35.0 million, plus 10,000 newly issued shares of our preferred stock designated as Series D preferred stock (the “Series D Preferred”), having an agreed upon value of $7.0 million.  Upon the effectiveness of an amendment to our Articles of Incorporation increasing the number of shares of Common Stock that we may issue (the “Charter Amendment”), the Series D Preferred will automatically convert into 17.5 million shares of our Common Stock, as provided by the Certificate of Designation with respect to the Series D Preferred filed with the State of Nevada on August 27, 2008.

CIT Credit Facility

On September 2, 2008, we entered into (i) a First Lien Credit Agreement (the “Revolving Loan”) among the Company, CIT Capital USA Inc. (“CIT Capital”), as Administrative Agent and the lenders named therein and party thereto (the “Lenders”) and (ii) a Second Lien Term Loan Agreement (the “Term Loan”) among the Company, CIT Capital and the Lenders.  The Revolving Loan and Term Loan are collectively referred to herein as the “CIT Credit Facility.”

The Revolving Loan provides for a $50.0 million senior secured revolving credit facility which is subject to an initial borrowing base of $14.0 million, or an amount determined based on semi-annual review of our proved oil and gas reserves.  As of September 4, 2008, we had borrowed $11.5 million under the Revolving Loan to finance the Voyager Acquisition, to repay the related bridge loan and transaction expenses, and to fund capital expenditures generally.  Monies advanced under the Revolving Loan mature in three years and bear interest at a rate equal to LIBOR plus 1.75% to 2.50% based upon a percentage of funds advanced against the Revolving Loan as it relates to the borrowing base.

The Term Loan provides for a one-time advance to us of $22.0 million.  We drew down the full amount on September 2, 2008 to finance the Voyager Acquisition and to repay the related bridge loan and transaction expenses.  Monies borrowed under the Term Loan mature in three and one-half years and bear interest at a rate equal to LIBOR plus 5% during the first twelve months after closing and LIBOR plus 7.50%, thereafter.

All of the oil and natural gas properties acquired in the Voyager Acquisition are pledged as collateral for the CIT Credit Facility. We have also agreed not to pay dividends on our Common Stock.

    As further consideration for entering into the CIT Credit Facility, we issued to CIT Capital a warrant exercisable at an exercise price of $0.35 per share for up to 24,199,996 shares of our common stock, or approximately 27.5% of our common stock on a fully-diluted basis at September 2, 2008.  The warrant is exercisable for a period of seven years, contains certain anti-dilution provisions and is not exercisable until the effective date of the Charter Amendment.

Related Party Transaction

On August 20, 2008, we issued 500 shares of our newly designated Series C Preferred (defined below) to Alan D. Gaines, our largest stockholder and a director of our Company, in exchange for the cancellation of a promissory note made by us in favor of Mr. Gaines, in the principal amount of $50,000.  In addition to these shares of Series C Preferred, on August 20, 2008 we also issued an additional 500 shares of Series C Preferred to Mr. Gaines for cash consideration of $50,000.  The Series C Preferred are automatically redeemable by our Company at the rate of $100 for every one (1) share of Series C Preferred being redeemed upon the closing of a debt or equity financing whereby we realize gross proceeds in excess of $5,000,000.

Shares of preferred stock, $.001 par value, designated out of our authorized “blank check preferred stock” by our Board as “Series C Preferred Stock” (the “Series C Preferred”), have the rights, preferences, powers, restrictions and obligations set forth in the Certificate of Designation filed with the Secretary of State of the State of Nevada on August 20, 2008, including the automatic redemption rights referenced above.  However, holders of the Series C Preferred are not entitled to any dividends, preemption, voting, conversion or other rights as a stockholder of our Company.

(b)    Financial Statements of Voyager Gas Corporation

Voyager Gas Corporation

Financial Statements Together With
Report of Independent Auditors

December 31, 2007 and 2006

Montgomery Coscia Greilich LLP

Certified Public Accountants

Montgomery Coscia Greilich LLP

Certified Public Accountants
2701 Dallas Parkway, Suite 300
Plano, Texas 75093
972.378.0400 p
972.378.0416 f

Thomas A. Montgomery, CPA
Matthew R. Coscia, CPA
Paul E. Greilich, CPA
Jeanette A. Musacchio
James M. Lyngholm
Chris C. Johnson, CPA

INDEPENDENT AUDITOR’S REPORT

To the Stockholders of
Voyager Gas Corporation

We have audited the accompanying balance sheets of Voyager Gas Corporation as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Voyager Gas Corporation as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  MONTGOMERY COSCIA GREILICH LLP

Montgomery Coscia Greilich LLP

Plano, Texas
May 8, 2008

VOYAGER GAS CORPORATION
BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$--	$631,755
Trade accounts receivable, net of allowance of $0	1,791,519	1,811,319
Option contracts	205,639	1,445,403
Other current assets	7,933	6,333
Total current assets	2,005,091	3,894,810

Property and equipment, net	38,798,447	52,763,865
Other long-term assets	16,728	17,714
Total assets	$40,820,266	$56,676,389

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Bank overdraft	$316,239	$--
Accounts payable and accrued expenses	1,517,811	1,190,080
Credit facility, current	--	15,000,000
Deferred taxes	--	511,506
Income taxes currently payable	771,352	--
Total current liabilities	2,605,402	16,701,586

Credit facility, long-term	15,116,287	29,965,589
Deferred income taxes	4,876,267	369,447
Total liabilities	22,597,956	47,036,622
Stockholders’ equity:
Common stock, $.01 par value, 10 shares authorized, issued
and outstanding	--	--
Additional paid-in capital	7,140,000	7,140,000
Retained earnings	11,082,310	2,499,767
Total stockholders’ equity	18,222,310	9,639,767
Total liabilities and stockholders' equity	$40,820,266	$56,676,389

The accompanying notes are an integral part of these financial statements.

VOYAGER GAS CORPORATION
STATEMENTS OF OPERATIONS
FOR THE YEARS MONTHS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Oil and gas revenue	$10,739,352	$15,370,438

Costs and expenses:
Lease operating expenses	2,464,653	2,936,265
Production tax	836,349	721,510
Exploration expenses	9,399	391,482
Depletion, depreciation and amortization	4,834,352	5,440,973
Interest expense	979,832	1,928,909
General and administrative	970,701	785,059
Total costs and expenses	10,095,286	12,204,198
Income from operations	644,066	3,166,240

Other income:
Gain on sale of lease	12,702,811	--
Income before provision for income taxes	13,346,877	3,166,240
Income tax expense	(4,764,334)	(805,503)
Net income	$8,582,543	$2,360,737

The accompanying notes are an integral part of these financial statements.

VOYAGER GAS CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

			Additional		Total
	Common Stock		Paid-In	Retained	Stockholders’
	Shares	Amount	Capital	Earnings	Equity

Balance, December 31, 2005	10	$--	$7,140,000	$139,030	$7,279,030
Net income	--	--	--	2,360,737	2,360,737
Balance, December 31, 2006	10	--	7,140,000	2,499,767	9,639,767
Net income	--	--	--	8,582,543	8,582,543
Balance, December 31, 2007	10	$--	$7,140,000	$11,082,310	$18,222,310

The accompanying notes are an integral part of these financial statements.

VOYAGER GAS CORPORATION
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Cash flows from operating activities:
Net income	$8,582,543	$2,360,737
Adjustments to reconcile net income to cash provided by operating activities:
Depletion, depreciation and amortization	4,834,351	5,440,973
Deferred income taxes	3,995,314	805,503
Gain on sale of leased property	(12,702,811)	370,188
Unrealized derivative (gain) loss	1,239,764	(1,868,442)
(Increase) decrease in operating assets:
Accounts receivable	19,800	(1,194,427)
Other current assets	(1,600)	853
Other long-term assets	986	(7866)
Increase (decrease) in operating liabilities:
Accounts payable	327,731	400,440
Income taxes payable	771,352	(11,572)
Net cash provided by operating activities	7,067,430	6,296,387
Cash flows from investing activities:
Purchase of oil and gas properties	(7,195,160)	(44,656,768)
Proceeds from sale of oil and gas properties	29,029,038	--
Net cash provided by (used in) investing activities	21,833,878	(44,656,768)
Cash flows from financing activities:
Net (repayments) proceeds from long-term debt	(29,849,302)	39,172,563
Bank overdraft	316,239	(180,427)
Net cash provided by (used in) financing activities	(29,533,063)	38,992,136
Net increase (decrease) in cash	(631,755)	631,755
Cash at beginning of year	631,755	--
Cash at end of year	$--	$631,755

Supplemental information:
Cash paid for interest	$ 1,255,923	$ 1,635,908
Cash paid for income taxes	$ --	$ --

The accompanying notes are an integral part of these financial statements.

Voyager Gas Corporation
Notes to Financial Statements
December 31, 2007 and 2006

Note 1. Organization

Voyager Gas Corporation (the “Company”) was formed in May 2004 as a Delaware corporation.  The Company is engaged in the acquisition, development, production, and sale of oil and gas.  The Company sells its oil and gas products primarily to domestic pipelines and refineries.

Note 2. Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements as follows:

Basis of Accounting and Revenue Recognition

The financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.  Revenues and their related costs are recognized when petroleum products are delivered to the customer in accordance with the underlying sales contract.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with an original maturity of three months or less to be cash equivalents.  There were no cash equivalents at December 31, 2007 or 2006.

Accounts Receivable

At December 31, 2007 and 2006, accounts receivable consisted primarily of accrued oil and gas revenue.  The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts. The company does not have a history of uncollectible accounts, and did not record an allowance for bad debt at December 31, 2007 or 2006.

Property and Equipment

The Company capitalizes all exploratory well costs until a determination is made that the well has found proved reserves or is deemed noncommercial, in which case the well costs are charged to exploration expense.

        The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.  Exploratory expenses and unsuccessful exploratory well costs were $9,399 and $391,482 for the year ended December 31, 2007 and 2006 respectively.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 2. Summary of Significant Accounting Policies, continued

Property and Equipment, continued

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance.  There were no unproved oil and gas properties at December 31, 2007 and 2006.

Other property and equipment consists of lease and well equipment, automobiles and office furniture and equipment.  Major renewals and improvements are capitalized while the costs of repairs and maintenance are charged to expense as incurred.  The costs of assets retired or disposed and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected in operations.

The Company provides depreciation, depletion and amortization of their investment in producing oil and natural gas properties on the units-of-production method, based upon qualified internal reserve engineer estimates of recoverable oil and natural gas reserves from the property. Depreciation expense for other property and equipment is depreciated on a straight-line basis over the estimated useful lives of three to seven years.

Impairment of Assets

The Company evaluates producing property costs for impairment and reduces such costs to fair value if the sum of expected undiscounted future cash flows is less than net book value pursuant to SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company assesses impairment of non-producing leasehold costs and undeveloped mineral and royalty interests periodically on a property-by-property basis. The Company charges any impairment in value to expense in the period incurred.  There was no impairment loss recognized for the year ended December 31, 2007 and 2006.

Capitalized Interest

The Company capitalizes interest on significant investments in unproved properties that were not being currently depreciated, depleted or amortized and on which exploration activities were in progress.  Interest is capitalized using the weighted average interest rate on our outstanding borrowings.  There was no capitalized interest for the years ended December 31, 2007 and 2006.

Income taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 2. Summary of Significant Accounting Policies, continued

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Significant estimates include the evaluation of proved reserves and related depletion expense as well as changes in the value of unrealized option contracts.

Environmental Matters

Environmental expenditures are expensed or capitalized, as appropriate, depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations, and that do not have future economic benefit are expensed. Liabilities related to future costs are recorded on an undiscounted basis when environmental assessments and/or remediation activities are probable and the costs can be reasonably estimated. Any insurance recoveries are recorded as assets when received.   There are no estimated environmental liabilities at December 31, 2007 and 2006.

Abandonment Costs

SFAS 143 requires that the fair value of a liability for a retirement obligation be recognized in the period in which the liability is incurred.  For oil and gas properties, this is the period in which an oil and gas well is acquired or drilled.  The asset retirement obligation is capitalized as part of the carrying amount of our oil and gas properties at its discounted fair value.  The liability is then accreted each period until the liability is settled or the well is sold, at which time the liability is reversed.  The Company has not recorded an abandonment cost liability at December 31, 2007 or 2006 because it believes that any costs, net of related salvage value, are insignificant.

Option Contracts

The Company enters into option contracts to reduce the effect of the volatility of price changes on the oil and gas products sold.  Realized gains and losses on option contracts are included as component of oil and gas sales.  Unrealized gains and losses due to changes in fair value of option contracts not qualifying for designation as either cash flow or fair value hedges that occur prior to maturity are also included as a component of oil and gas sales.

The Company has established the fair value of all derivative instruments using estimates determined by financial risk management professionals engaged to execute hedging activities on behalf of the Company.  These values are based upon, among other things, futures prices, volatility, time to maturity and credit risk. The values the Company reports in their financial statements change as these estimates are revised to reflect actual results, changes in market conditions or other factors.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 2. Summary of Significant Accounting Policies, continued

Option Contracts, continued

SFAS 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair value and included in the balance sheet as assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the derivative instrument is sold or recognized in earnings. Any change in the fair value resulting from ineffectiveness, as defined by SFAS 133, is recognized in oil and gas sales.

No option contracts expense or benefit was recognized in other comprehensive income in 2007 or 2006.  For the years ended December 31, 2007 and 2006, realized gains (losses) of $630,539 and ($267,852) and unrealized gains (losses) of ($1,239,764) and $1,868,442 were recorded, net, in oil and gas sales, respectively.

Concentrations and Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash, accounts receivable and our option contract instruments. The Company places its cash with high credit quality financial institutions and has not experience any such losses. The Company sells its oil and natural gas to one customer.  The Company places their option contract instruments with financial institutions and other firms that they believe have high credit ratings.

Note 3. Acquisitions and Sales of Lease Properties

Voyager South Texas Holdings, L.L.C. (“VST”) was formed in May 2006, in order to facilitate a Section 1031 exchange of certain oil gas lease properties.  The Company borrowed and guaranteed funds under its credit facility to fund the acquisition of the Duval Lease property through VST.

The acquisition of the Duval Lease was recorded by allocating the total purchase consideration to the fair values of the net assets acquired as follows:

Net Assets Acquired:
Proven, developed properties	$22,065,415
Proven, undeveloped properties	13,298,590
Tangible drilling costs	5,508,670
Total purchase price	$40,872,675

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 3. Acquisitions and Sales of Lease Properties, continued

To complete the IRS Section 1031 exchange, the Company executed an asset sale agreement in January 2007 to sell the Garza Lease property for approximately $29,000,000 in cash, resulting in a gain of approximately $13,000,000.  Included in property and equipment is approximately $16,000,000 of assets held for sale at December 31, 2006.  In February 2007, VST was merged with the Company.  As a result of the economic dependencies and debt guarantees between the Company and VST at December 31, 2006, the financial statements of VST have been combined for financial statement presentation purposes.  All inter-company profits, transactions and balances have been eliminated in the combined financial statements.

The IRS Section 1031 exchange did not qualify for like-kind exchange accounting for book purposes because the counter parties were not the same and the earnings process was completed with each leg of the exchange.

Note 4. Property and Equipment

Property and equipment consisted of the following at December 31, 2007 and 2006:

	2007	2006
Non-producing leaseholds	$13,298,591	$14,025,344
Producing leaseholds and related costs	33,287,330	43,691,392
Lease and well equipment	1,125,349	1,522,491
Furniture, fixtures, and office equipment	25,400	24,650
Automobiles	28,688	28,688
	47,765,358	59,292,565
Accumulated depreciation, depletion and amortization	(8,966,911)	(6,528,700)
	$38,798,447	$52,763,865

Depreciation, depletion and amortization expense for the years ended December 31, 2007 and 2006 was $4,834,351 and $5,440,973, respectively.

Note 5. Credit Facility

On March 22, 2005, the Company entered into a three-year asset-based borrowing facility with Bank of Texas (the “Credit Facility”).  The total commitment under the Credit Facility is $75,000,000.  The borrowing base is set by the bank every March 1st and September 1st of each year and is based on the present value of the future net income accruing to the property.  The borrowing base was $17,000,000 at December 31, 2007.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 5. Credit Facility, continued

Interest on the Credit Facility is payable quarterly and is based upon the prime rate or LIBOR rate, in each case plus an applicable margin, at the option of the Company (6.72% and 7.94% weighted average interest rates at December 31, 2007 and 2006 respectively).  On December 31, 2007, the Company had $15,116,287 in outstanding borrowings and $1,833,713 available for borrowings.  The Company is subject to a floating unused borrowing base commitment fee of 0.25% to 0.50% (0.375% and 0.500% at December 31, 2007 and 2006).  The Credit Facility matures on March 22, 2009 at which time all unpaid principal and interest are due.  The Credit Facility is collateralized by all the Company’s assets.  The entire principal balance outstanding at December 31, 2007 is due at maturity.

The Credit Facility contains various affirmative and negative covenants.  These covenants, among other things, limit additional indebtedness, the sale of assets, and require the Company to meet certain financial ratios.  Specifically, the Company must maintain a current ratio greater than or equal to 1.0, an interest coverage ratio greater than or equal to 3.0 and a funded debt to EBITDA less than 3.5.  As of December 31, 2007, the Company was in compliance with regard to the covenants.

The Credit Facility requires the Company to enter into option contracts to hedge crude oil prices.  The Credit Facility allows for additional lines of credit not to exceed $500,000 securing obligations of the Company under its option contracts with other parties.

Note 6. Income Taxes

The components of the provision for income taxes at December 31, 2007 and 2006:

	2007	2006
Current income tax expense	$(769,019)	$-
Deferred income tax expense	(3,995,315)	(805,503)
Total income tax expense	$(4,764,334)	$(805,503)

The Company’s effective income tax rate differed from the federal statutory rate as follows at December 31, 2007 and 2006.

	2007	2006
U.S. Federal statutory rate	34.00%	34.00%
State Income Tax	0.80%	0.50%
Permanent differences	(0.00)%	(10.30)%
Valuation allowance	(0.00)%	(0.00)%
Other	1.00%	1.23%
	35.8%	25.43%

Voyager Gas Corporation

Note 6. Income Taxes, continued

Temporary differences in the amount of assets and liabilities recognized for financial reporting and tax purposes create deferred tax assets and liabilities, which are summarized as follows at December 31, 2007 and 2006.

	2007	2006
Current deferred tax assets (liabilities):
Unrealized loss on option contracts	$-	$(500,977)
Other	-	(10,529)
	$-	$(511,506)

Non-current deferred tax assets (liabilities):
Unrealized loss on option contracts	$(71,274)	$-
Depletion, depreciation, and amortization	(249,428)	(279,066)
Net operating losses	-	829,332
Intangible drilling costs	(109,509)	(919,713)
Gain on sale of oil and gas properties	(4,402,795)	-
Other	(43,261)	-
	$(4,876,267)	$(369,447)

Note 7. Lease Commitments

The Company presently leases office space under a non-cancelable operating lease.  Rent expense for the years ended December 31, 2007 and 2006 was $20,404 was $28,912, respectively.  Future minimum lease payments under this lease as of December 31, 2007 are as follows:

Years ending December 31,
2008	15,754
$15,754

Note 8. Related Party Transactions

During 2004, the Company entered into an Advisory Services, Reimbursement, and Indemnification Agreement (“The Agreement”) with Natural Gas Partners (NGP), a related party.  NGP is a majority partner in Voyager Gas Holdings LLP which owns one hundred percent of the Company’s common stock.  This Agreement states that the Company will pay NGP $75,000 per year in advisory fees beginning in May 2005 until the earlier of (i) the date of dissolution of the company or (ii) the second anniversary of an initial public offering by the company.  During 2007 and 2006 the total amounts paid to NGP for advisory fees was $75,000 and $75,000 respectively.

NGP also serves as a director of the Company and was paid $30,000 and $30,000 in director’s fees during 2007 and 2006 respectively.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 9. Common Stock

Authorized and outstanding shares of common stock are as follows:

	Authorized	Outstanding	Par Value
Common stock	10	10	$0.01

Holders of the common stock have exclusive voting rights and powers at shareholders’ meetings, including the exclusive right to notice of such shareholders’ meetings.

Note 10.  Oil and Natural Gas Producing Activities (Unaudited)

The estimates of proved reserves are made using available geological and reservoir data as well as production performance data.  These estimates are reviewed annually and revised, either upward or downward, as warranted by additional data.  Revisions are necessary due to changes in, among other things, reservoir performance, prices, economic conditions and governmental restrictions as well as changes in the expected recovery rates associated with infill drilling.  Decreases in prices, for example, may cause a reduction in some proved reserves due to reaching economic limits sooner.

The supplementary oil and gas data that follows is presented in accordance with SFAS No. 69, “Disclosures about Oil and Gas Producing Activities” and includes (1) capitalized costs, costs incurred and results of operations related to oil and gas producing activities, (2) net proved oil and gas reserves, and (3) a standardized measure of discounted future net cash flows relating to proved oil and gas reserves.  During July 2006 the Company acquired the Duval Lease located in Duval County, Texas and in January 2007 sold its Garza Lease located in Garza County, Texas.

Proved oil and gas reserves estimates, all of which are located in the United States, were prepared solely by Company engineers and is the responsibility of management.  The reserve reports were prepared in accordance with guidelines established by the Securities and Exchange Commission and, accordingly, were based on existing economic and operating conditions.  Crude oil prices in effect as of the date of the reserve reports were used without any escalation.  Operating costs, production and ad valorem taxes and future development costs were based on current costs with no escalation.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures.  The following reserve data represents estimates only and should not be construed as being exact.  Moreover, the present values should not be construed as the current market value of the Company’s crude oil and natural gas reserves or the costs that would be incurred to obtain equivalent reserves.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 10.  Oil and Natural Gas Producing Activities (Unaudited), continued

The changes in proved reserves for the years ended December 31, 2007 and 2006 were as follows:

	Years Ended December 31,
	2007		2006
	Oil	Natural Gas	Oil	Natural Gas
	(Mbbls)	(MMcf)	(Mbbls)	(MMcf)
Beginning balance	2,881	10,453	2,800	382
Revisions	659	7,461	(446)	(537)
Extensions/discoveries	242	2,718	320	38
Purchases in place	--	--	342	11,562
Sales in place	(2,564)	(351)	--	--
Production	(46)	(1,068)	(135)	(992)
Ending balance	1,172	19,213	2,881	10,453

The capitalized costs relating to oil and gas producing activities and the related accumulated depletion, depreciation and amortization as of December 31, 2007 and 2006 were as follows:

	Years Ended December 31,
	2007	2006
Non-producing leaseholds	$13,298,591	$14,025,344
Proved properties	34,412,679	45,213,883
Accumulated depletion and depreciation	(8,936,029)	(6,510,338)
Net capitalized costs	$38,775,241	$52,728,889

The following table reflects total costs incurred, both capitalized and expensed, for oil and gas property acquisitions and exploration and development activities during the years ended December 31, 2007 and 2006.

	Years Ended December 31,
	2007	2006
Property acquisition costs:
Proved	$--	$27,574,085
Unproved	--	13,298,590
Total acquisition costs	--	40,872,675
Unproved acreage	--	--
Development costs	7,195,160	3,784,093
Exploration costs	9,399	391,482
Total	$7,204,559	$45,048,250

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 10.  Oil and Natural Gas Producing Activities (Unaudited), continued

Net revenues from production in the following schedule include only the revenues from the production and sale of oil and natural gas.  The income tax expense is calculated by applying the current statutory tax rates to the revenues after deducting costs, which include DD&A allowances.  The results of operations exclude general office overhead and interest expense attributable to oil and gas activities.  Results of operations from producing operations for the years ended December 31, 2007 and 2006 are set forth below:

	Years Ended December 31,
	2007	2006
Oil and gas sales	$10,739,352	$15,370,438
Oil and gas production costs (1)	(3,301,002)	(3,657,775)
Exploration expense	(9,399)	(391,482)
Depletion expense	(4,824,336)	(5,430,957)
Gross profit	2,604,615	5,890,224
Income tax expense	(911,615)	(2,061,578)
Results from producing activities	$1,693,000	$3,828,646

(1)	Production costs consist of oil and natural gas operations expense and production and ad valorem taxes.

The Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Natural Gas Reserves (“Standardized Measure”) do not purport to present the fair market value of the Company’s crude oil and natural gas properties.  An estimate of such value should consider, among other factors, anticipated future prices of crude oil and natural gas, the probability of recoveries in excess of existing proved reserves, the value of probable reserves and acreage prospects, and perhaps different discount rates.  It should be noted that estimates of reserve quantities, especially from new discoveries, are inherently imprecise and subject to substantial revision.

Under the Standardized Measure, future cash inflows were estimated by applying year-end prices to the estimated future production of the year-end reserves.  These prices have varied widely and have a significant impact on both the quantities and value of the proved reserves as reduced prices cause wells to reach the end of their economic life much sooner and also make certain proved undeveloped locations uneconomical, both of which reduce reserves.

At December 31, 2007, the present value (discounted at 10%) of future net cash flows from the Company’s proved reserves was $87.8 million, (stated in accordance with the regulations of the SEC and the FASB).  The increase of $14.6 million or 20% in 2007 compared to 2006 is primarily due to higher oil and natural gas prices at year-end 2007 and successful exploration and development, partially offset by the sale of the Company’s West Texas properties.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 10.  Oil and Natural Gas Producing Activities (Unaudited), continued

The present value of future net cash flows does not purport to be an estimate of the fair market value of the Company’s proved reserves.  An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money and the risks inherent in producing oil and gas.  Significant changes in estimated reserve volumes or commodity prices could have a material effect on the Company’s financial statements.

The standardized measure of discounted cash flows related to proved oil and gas reserves at December 31, 2007 and 2006 were as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006
Future revenues	$211,713	$215,413
Future production costs	(51,454)	(70,592)
Future development costs	(12,350)	(11,395)
Future net cash flows	147,909	133,426
10% discount factor	(60,147)	(60,143)
Standardized measure of discounted future net cash relating to proved reserves	$87,762	$73,284

Future cash flows are computed by applying year-end prices, adjusted for location and quality differentials on a property-by-property basis, to year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements at year-end.  The discounted future cash flow estimates do not include the effects of the Company’s derivative instruments.

The following table reflects the year-end prices for crude oil and natural gas.

	December 31,
	2007	2006
Average crude oil price per Bbl	$71.40	$52.41
Average natural gas price per Mcf	$6.66	$6.16

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 10.  Oil and Natural Gas Producing Activities (Unaudited), continued

The primary changes in the standardized measure of discounted future net cash flows for the years ended December 31, 2007 and 2006 were as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006
Standardized measure, beginning balance	$73,284	$42,196
Oil and gas sales, net of costs	(7,228)	(11,713)
Discoveries, extensions and transfers	9,964	3,788
Purchase of minerals in place	--	47,313
Sales of minerals in place	(32,402)	--
Changes in estimates of future development costs	4,520	(4,045)
Net changes in prices	11,035	13,453
Development costs incurred during the period	7,195	3,784
Revisions of estimates and other	21,395	(21,492)
Standardized measure, ending balance	$87,763	$73,284

Voyager Gas Corporation

Financial Statements

June 30, 2008 and 2007

VOYAGER GAS CORPORATION
BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$708,367	$--
Restricted cash	801,525	--
Trade accounts receivable, net of allowance of $0	576,214	1,791,519
Option contracts	--	205,639
Other current assets	9,124	7,933
Total current assets	2,095,230	2,005,091

Property and equipment, net	37,347,690	38,798,447
Other long-term assets	48,365	16,728
Total assets	$39,491,285	$40,820,266

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Bank overdraft	$--	$316,239
Accounts payable and accrued expenses	71,823	1,517,811
Credit facility – short-term	12,239,193	--
Option contracts	1,037,295	--
Earnest money deposit	800,000	--
Income taxes currently payable	689,115	771,352
Total current liabilities	14,837,426	2,605,402

Credit facility, long-term	--	15,116,287
Deferred income taxes	4,876,267	4,876,267
Total liabilities	19,713,693	22,597,956
Shareholders' equity:
Common stock, $.01 par value, 10 shares authorized, 10 shares issued
and outstanding at June 30, 2008 and December 31, 2007	--	--
Additional paid-in capital	7,140,000	7,140,000
Retained earnings	12,637,592	11,082,310
Total shareholders’ equity	19,777,592	18,222,310
Total liabilities and shareholders' equity	$39,491,285	$40,820,266

See accompanying notes to unaudited financial statements.

VOYAGER GAS CORPORATION
STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Oil and gas revenue	$3,430,047	$2,983,026	$6,828,541	$4,596,748

Costs and expenses:
Lease operating expenses	141,410	706,128	2,326,418	1,299,093
Production taxes	267,445	182,847	370,338	366,739
Depletion, depreciation and amortization	768,289	1,709,034	1,699,409	4,824,815
Interest expense	152,207	259,364	401,707	308,224
General and administrative	274,333	254,952	475,387	498,204
Total costs and expenses	1,603,684	3,112,325	5,273,259	7,297,075
Income (loss) from operations	1,826,363	(129,299)	1,555,282	(2,700,327)
Gain on sale of oil and gas properties	--	--	--	12,702,811
Income (loss) before provision for income taxes	1,826,363	(129,299)	1,555,282	10,002,484
Income tax expense	--	--	--	4,402,795
Net income (loss)	$1,826,363	$(129,299)	$1,555,282	$5,599,689

See accompanying notes to unaudited financial statements.

VOYAGER GAS CORPORATION
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$1,555,282	$5,599,689
Adjustments to reconcile net income to cash provided by operating activities:
Depletion, depreciation and amortization	1,699,409	4,824,815
Deferred income taxes	--	4,402,794
Gain on sale of oil and gas properties	--	(12,702,811)
Unrealized derivative loss	1,242,934	942,460
Non-cash investment interest	(1,525)	--
Changes in assets and liabilities:
Accounts receivable	1,215,305	626,278
Other current assets	(1,191)	--
Other long-term assets	(31,637)	(1,364)
Accounts payable and accrued liabilities	(1,445,988)	370,698
Income taxes payable	(82,237)	--
Net cash provided by operating activities	4,150,352	4,062,559
Cash flows from investing activities:
Investment in oil and gas properties	(248,652)	(2,966,495)
Net proceeds from sale of oil and gas properties	--	29,029,038
Net cash provided by (used in) investing activities	(248,652)	26,062,543
Cash flows from financing activities:
Net (repayments) proceeds from long-term debt	(2,877,094)	(30,756,857)
Repayment of bank overdraft	(316,239)	--
Net cash used in financing activities	(3,193,333)	(30,756,857)
Net increase (decrease) in cash	708,367	(631,755)
Cash and cash equivalents, beginning of period	--	631,755
Cash and cash equivalents, end of period	$708,367	$--

Supplemental cash flow disclosures:
Interest paid	$400,724	$624,672
Taxes paid	$82,237	$--

See accompanying notes to unaudited financial statements.

VOYAGER GAS CORPORATION
Notes to Unaudited Financial Statements
March 31, 2008 and 2007

Note 1.                      Organization

The accompanying unaudited financial statements of Voyager Gas Corporation (the "Company" or "Voyager") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete financial presentation.  In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included in the accompanying unaudited financial statements.  Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

These unaudited financial statements should be read in conjunction with the Company’s annual audited financial statements and footnotes for the years ended December 31, 2007 and 2006, which are included as part of this Form 8-K.

Voyager was formed in May 2004 as a Delaware corporation.  The Company is engaged in the acquisition, development, production, and sale of oil and natural gas and its operations are conducted primarily in Duval County, Texas  The Company sells its oil and natural gas products primarily to domestic pipelines and refineries.

Note 2.                      Acquisitions and Sales of Lease Properties

Voyager South Texas Holdings, L.L.C. (“VST”) was formed in May 2006, in order to facilitate a Section 1031 exchange of certain oil and gas lease properties.  The Company borrowed and guaranteed funds under its credit facility to fund the acquisition of the Duval County, Texas lease property through VST.  The acquisition of the Duval lease was recorded by allocating the total purchase consideration to the fair values of the net assets acquired as follows:

Net assets acquired:
Proven, developed properties	$22,065,415
Proven, undeveloped properties	13,298,590
Tangible drilling costs	5,508,670
Total purchase price	$40,872,675

To complete the IRS Section 1031 exchange, the Company executed an asset sale agreement in January 2007 to sell the Garza lease property located in Garza County, Texas for approximately $29,000,000 in cash, resulting in a gain of approximately $13,000,000.  In February 2007, VST was merged with the Company.  As a result of the economic dependencies and debt guarantees between the Company and VST at December 31, 2006, the financial statements of VST have been combined for financial statement presentation purposes.  All inter-company profits, transactions and balances have been eliminated in the combined financial statements.  The IRS Section 1031 exchange did not qualify for like-kind exchange accounting for book purposes because the counter parties were not the same and the earnings process was completed with each leg of the exchange.

On May 22, 2008, the Company and Voyager Gas Holdings, L.P. (“Seller”) entered into a Stock Purchase and Sale Agreement (the “ABC Agreement”) with ABC Funding, Inc., a Nevada corporation, (“Buyer”).  Pursuant to the ABC Agreement, as amended on August 15, 2008 and September 2, 2008, on September 2, 2008, Seller sold to Buyer all of the issued and outstanding shares of common stock of Voyager Gas Corporation.  Included in the sale were the Company’s interests in its oil and gas field located in Duval County, Texas, including working and other interests in oil and gas leases, wells, and properties, together with rights under related operating, marketing, and service contracts and agreements, seismic exploration licenses and rights, and personal property, equipment, and facilities.  The purchase price also included a proprietary 3-D seismic data base covering a majority of the property.

The sales price received in the sale consisted of cash consideration of $35.0 million, plus 10,000 newly issued shares of ABC’s preferred stock designated as Series D preferred stock, having an agreed upon value of $7.0 million.  Upon the effectiveness of an amendment to ABC’s Articles of Incorporation increasing the number of shares of common stock that it may issue, the Series D preferred stock will automatically convert into 17.5 million shares of ABC’s common stock, as provided by the Certificate of Designation with respect to the Series D preferred filed by ABC Funding, Inc. with the State of Nevada on August 27, 2008.

Note 3.                      Property and Equipment

Property and equipment consisted of the following at June 30, 2008 and December 31, 2007:

	June 30, 2008	December 31, 2007
Non-producing leaseholds	$13,299,340	$13,298,591
Producing leaseholds and related costs	34,661,332	34,412,679
Furniture, fixtures and office equipment	24,650	25,400
Automobiles	28,688	28,688
	48,014,010	47,765,358
Accumulated depreciation, depletion and amortization	(10,666,320)	(8,966,911)
Net property and equipment	$37,347,690	$38,798,447

Depreciation, depletion and amortization expense for the six months ended June 30, 2008 and 2007, was $1,699,409 and $4,824,815, respectively.

Note 4.                      Credit Facility

On March 22, 2005, the Company entered into a three-year asset-based borrowing facility with Bank of Texas (the “Credit Facility”).  The total commitment under the Credit Facility is $75,000,000.  The borrowing base is set by the bank every March 1st and September 1st of each year and is based on the present value of the future net income accruing to the property. The borrowing base was $17,000,000 at June 30, 2008 and December 31, 2007.

Interest on the Credit Facility is payable quarterly and is based upon the prime rate or LIBOR rate, in each case plus an applicable margin, at the option of the Company.  On June 30, 2008, the Company had $12,239,193 in outstanding borrowings and $4,760,807 available for borrowings.  The Company is subject to a floating unused borrowing base commitment fee of 0.25% to 0.50% (0.375% at June 30, 2008).  The Credit Facility matures on March 22, 2009, at which time all unpaid principal and interest are due.  The Credit Facility is collateralized by all the Company’s assets.  The entire principal balance outstanding at June 30, 2008, is due at maturity.  The Credit Facility contains various affirmative and negative covenants.  These covenants, among other things, limit additional indebtedness, the sale of assets, and require the Company to meet certain financial ratios.  Specifically, the Company must maintain a current ratio greater than or equal to 1.0, an interest coverage ratio greater than or equal to 3.0 and a funded debt to EBITDA less than 3.5.  As of June 30, 2008, the Company was in compliance with regard to the covenants.  The Credit Facility requires the Company to enter into option contracts to hedge crude oil and natural gas prices.  The Credit Facility allows for additional lines of credit not to exceed $500,000 securing obligations of the Company under its option contracts with other parties.

Note 5. Lease Commitments

The Company previously leased office space under a non-cancelable operating lease, which lease expired on June 30, 2008.  Rent expense for the six months ended June, 2008 and 2007, was $14,120 and $14,785, respectively.  Future minimum lease payments under this lease as of December 31, 2007 are as follows:

Years ending December 31,
2008	$15,754
Total	$15,754

The Company entered into a new lease agreement effective as of August 1, 2008, for a period of thirty-nine months.  The Company’s lease is for approximately 2,173 square feet at an initial base monthly rental rate of $3,622 and increases to $3,712 for months 16 through 27 and $3,803 for the balance of the lease.  The Company will receive free rent for months seven through nine.

Note 6.                      Related Party Transactions

During 2004, the Company entered into an Advisory Services, Reimbursement, and Indemnification Agreement (“The Agreement”) with Natural Gas Partners (“NGP”), a related party.  NGP is a majority partner in Voyager Gas Holdings LLP which owns one hundred percent (100%) of the Company’s common stock.  This Agreement states that the Company will pay NGP $75,000 per year in advisory fees beginning in May 2005 until the earlier of (i) the date of dissolution of the company or (ii) the second anniversary of an initial public offering by the company.  During the six months ended June 30, 2008 and 2007, the total amounts paid to NGP for advisory fees was $37,500 in each period.  NGP also serves as a director of the Company and was paid $15,000 in director’s fees in each of the six month periods ended June 30, 2008 and 2007.

(c)    Pro Forma Financial Information of ABC Funding, Inc.

ABC FUNDING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements and related notes are presented to show the pro forma effects of the Voyager Acquisition.  The unaudited pro forma condensed consolidated statement of operations for the fiscal years ended June 30, 2008 and 2007, are presented to show income from continuing operations as if the Voyager Acquisition occurred as of the beginning of each period.  The unaudited pro forma condensed balance sheet is based on the assumption that the Voyager Acquisition occurred effective as of June 30, 2008.

Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed consolidated financial statements.  The pro forma data are not necessarily indicative of the financial results that would have been attained had the Voyager Acquisition occurred on the dates referenced above and should not be viewed as indicative of operations in future periods.  The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes thereto of our Annual Report on Form 10-KSB for the year ended June 30, 2008 and Voyager’s audited financial statements as of and for the years ended December 31, 2007 and 2006, and the six months ended June 30, 2008 and 2007included elsewhere in this Form 8-K.

ABC FUNDING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of June 30, 2008
	ABC Funding	Voyager	Adjustments		Pro Forma

Assets

Cash and cash equivalents	$12,158	$708,367	$32,990,000	(a)	$382,364
			(450,000)	(b)
			(32,276,227)	(c)
			(601,935)	(d)
Restricted cash	--	801,525	(751,525)	(c)	50,000
Trade accounts receivable	--	576,214	--		576,214
Prepaid expenses and other current assets	31,215	9,124	75,000	(c)	115,339
Deferred financing costs, net	143,472	--	(143,471)	(b)	--
Total current assets	186,845	2,095,230	(1,158,158)		1,123,917
Oil and natural gas properties, net	--	37,347,690	2,481,351	(c)	39,829,041
Fixed assets, net	7,881	--	--		7,881
Acquisition costs	976,284	--	(976,284)	(c)	--
Deferred financing costs, net	--	--	510,000	(a)	1,637,435
			1,127,435	(d)
Other assets	--	48,365	--		48,365
Total assets	$1,171,010	$39,491,285	$1,984,344		$42,646,639

Liabilities and Shareholders’ Equity (Deficit)

Accounts payable and accrued liabilities	$426,249	$71,823	$(32,000)	(d)	$466,072
Convertible debt	25,000	--	--		25,000
Notes payable	--	--	557,500	(d)	557,500
Senior secured convertible debentures, net	121,638	--	(121,638)	(b)	--
Credit facility – short-term	--	12,239,193	(12,239,193)	(c)	--
Option contracts	--	1,037,295	--		1,037,295
Earnest money deposit	--	800,000	(800,000)	(c)	--
Derivative liabilities	11,893,573	--	(1,060,366)	(b)	34,060,982
			23,227,775	(i)
Current income taxes payable	--	689,115	(689,115)	(c)	--
Total current liabilities	12,466,460	14,837,426	8,842,963		36,146,849
Credit facility – long-term	--	--	33,500,000	(a)	33,500,000
Deferred income taxes	--	4,876,267	(4,876,267)	(c)	--
Total liabilities	12,466,460	19,713,493	37,466,696		69,646,849
Shareholders' equity (deficit):
Preferred stock	136	--	10	(b)	156
			10	(c)
Common stock	24,378	--	--		24,378
Additional paid-in capital	769,318	7,140,000	1,549,277	(b)	9,318,585
			(140,010)	(c)
Retained earnings (deficit)	(12,089,282)	12,637,592	(960,754)	(b)	(36,343,329)
			(12,703,110)	(c)
			(23,227,775)	(i)
Total shareholders’ equity (deficit)	(11,295,450)	19,777,592	(35,482,352)		(27,000,210)
Total liabilities and shareholders' equity (deficit)	$1,171,010	$39,491,285	$1,984,344		$42,646,639

See notes to unaudited pro forma condensed consolidated financial statements.

ABC FUNDING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Twelve Months Ended June 30, 2008
	ABC Funding	Voyager	Adjustments		Pro Forma

Oil and gas revenue	$--	$12,971,145	$-		$12,971,145

Costs and expenses:
Lease operating expenses	--	3,491,978	--		3,491,978
Production taxes	--	839,948	--		839,948
Exploration expenses	--	9,399	--		9,399
Depletion, depreciation and amortization	183	1,708,946	88,426	(j)	1,797,555
General and administrative	4,052,178	947,884	5,000	(c)	5,005,062
Total costs and expenses	4,052,361	6,998,155	93,426		11,143,942
Income (loss) from operations	(4,052,361)	5,972,990	(93,426)		1,827,203
Other income (expense):
Interest income	5,174	--	--		5,174
Interest expense	(2,039,213)	(1,073,315)	(921,833)	(b)	(6,369,295)
			(60,518)	(c)
			(467,839)	(f)
			(1,806,577)	(h)
Change in fair value of derivatives	(3,657,671)	--	(38,921)	(b)	(3,696,592)
Total other	(5,691,710)	(1,073,315)	(3,295,688)		(10,060,713)
Income (loss) before provision for income taxes	(9,744,071)	4,899,675	(3,389,114)		(8,233,510)
Income tax expense	--	(361,539)	--		(361,539)
Net income (loss)	$(9,744,071)	$4,538,136	$(3,389,114)		$(8,595,049)

Net income (loss) per share:
Basic and diluted	$(0.07)				$(0.37)

Weighted average shares outstanding:
Basic and diluted	23,067,241				23,067,241

See notes to unaudited pro forma condensed consolidated financial statements.

ABC FUNDING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Twelve Months Ended June 30, 2007
	ABC Funding	Voyager	Adjustments		Pro Forma

Oil and gas revenue	$--	$16,661,492	$--		$16,661,492

Costs and expenses:
Lease operating expenses	--	3,437,409	--		3,437,409
Production taxes	--	994,493	--		994,493
Exploration expenses	--	385,719	--		385,719
Depletion, depreciation and amortization	--	9,646,288	550,491	(j)	10,196,779
General and administrative	943,826	920,487	5,000	(c)	1,869,313
Total costs and expenses	943,826	15,384,396	555,491		16,883,713
Income (loss) from operations	(943,826)	1,277,096	(555,491)		(222,221)
Other income (expense):
Interest income	31,163	--			31,163
Interest expense	(332,329)	(2,070,380)	(60,518)	(c)	(3,190,585)
			(467,839)	(e)
			(259,519)	(g)
Gain on sale of oil and gas properties	--	12,702,811	--		12,702,811
Total other	(301,166)	10,632,431	(787,876)		9,543,389
Income (loss) before provision for income taxes	(1,244,992)	11,909,527	(1,343,367)		9,321,168
Income tax expense	--	(5,013,513)	--		(5,013,513)
Net income (loss)	$(1,244,992)	$6,896,014	$(1,343,367)		$4,307,655

Net income (loss) per share:
Basic and diluted	$(0.06)				$0.20

Weighted average shares outstanding:
Basic and diluted	22,065,000				22,065,000

See notes to unaudited pro forma condensed consolidated financial statements.

ABC FUNDING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.           Basis of Presentation

On September 2, 2008, we consummated the Voyager Acquisition, whereby we purchased all of the outstanding capital stock of Voyager Gas Corporation, the owner of interests in oil and gas lease blocks located in Duval County, Texas, including working and other interests in oil and gas leases, producing wells, and properties, together with rights under related operating, marketing, and service contracts and agreements, seismic exploration licenses and rights, and personal property, equipment and facilities.  The Voyager Acquisition was made pursuant to the Purchase Agreement, as amended by the First Amendment to the Stock Purchase and Sale Agreement dated August 15, 2008 and the Second Amendment to the Stock Purchase and Sale Agreement dated September 2, 2008 among the parties thereto.

The purchase price paid in the Voyager Acquisition consisted of cash consideration of $35.0 million and, as amended by the Second Amendment, 10,000 newly issued shares of our preferred stock designated as Series D preferred stock (the “Series D Preferred”), having an agreed upon value of $7.0 million.  Upon the effectiveness of an amendment to our Articles of Incorporation increasing the number of shares of Common Stock that we may issue (the “Charter Amendment”), the Series D Preferred will automatically convert into 17.5 million shares of our Common Stock.

The acquisition will be accounted for in accordance with the provisions of Statement of Financial Standards (“SFAS”) No. 141, “Business Combinations.”  The total purchase price of $42,000,000 will be allocated to the net tangible assets based on the estimated fair values.  No goodwill will be recorded as there will be no excess of the purchase price over the net tangible assets to be acquired.

On September 2, 2008, we entered into (i) a credit agreement (the “Revolving Loan”) among the Company, CIT Capital USA Inc. (“CIT Capital”), as Administrative Agent and the lender named therein and (ii) a second lien term loan agreement (the “Term Loan”) among the Company, CIT Capital and the lender.  The Revolving Loan and Term Loan are collectively referred to herein as the “CIT Credit Facility.”

The Revolving Loan provides for a $50.0 million senior secured revolving credit facility which is subject to an initial borrowing base of $14.0 million, or an amount determined based on semi-annual review of our proved oil and gas reserves.  As of September 4, 2008, we had $11.5 million borrowed to finance the Voyager Acquisition, to repay the related bridge loan and transaction expenses, and to fund capital expenditures generally.  Monies advanced under the Revolving Loan mature in three years and bear interest at a rate equal to LIBOR plus 1.75% to 2.50%, as the case may be.

The Term Loan provides for a one-time advance to us of $22.0 million.  We drew down the full amount on September 2, 2008 to finance the Voyager Acquisition and to repay the related bridge loan and transaction expenses.  Monies borrowed under the Term Loan mature in three and one-half years and bear interest at a rate equal to LIBOR plus 5% during the first twelve months after closing and LIBOR plus 7.50%, thereafter.

The unaudited pro forma condensed consolidated statement of operations for the twelve months ended June 30, 2008 and 2007, and the unaudited pro forma condensed consolidated balance sheet as of June 30, 2008, are based on the consolidated financial statements of ABC Funding, Inc. and Voyager Gas Corporation for the twelve months ended June 30, 2008 and 2007, and the adjustments and assumptions are described below.

2.           ABC/Voyager Pro Forma Adjustments:

The unaudited pro forma financial statements reflect the following adjustments:

a.	Record the net proceeds from the CIT Credit Facility and CIT’s fees as deferred financing costs to be amortized over the life of the loan, or three and one-half years.

b.	Record the cash payment of $450,000 principal amount to retire a portion of the convertible debentures and conversion of $450,000 principal amount into our Series E Preferred.

c.	Record the cash payment of $35.0 million, as adjusted, pursuant to the Voyager Acquisition and issuance of 10,000 shares of our Series D Preferred having an agreed upon value of $7.0 million.

d.
Record the commission due Global Hunter Securities LLC pursuant to the CIT funding, the cash payment for a portion of the commission and the issuance of a non-interest bearing promissory note due March 15, 2009, for the balance.

e.	Record amortization of deferred financing costs over the three and one-half year term of the CIT Credit Facility for the twelve months ended June 30, 2007.

f.	Record amortization of deferred financing costs over the three and one-half year term of the CIT Credit Facility for the twelve months ended June 30, 2008.

g.	Adjust interest expense to exclude interest expense from redeemed existing debt of Voyager and include $2,329,899 associated with the CIT Credit Facility for the twelve months ended June 30, 2007.

h.	Adjust interest expense to exclude interest expense from redeemed existing debt of Voyager and include $2,879,892 associated with the CIT Credit Facility for the twelve months ended June 30, 2008.

i.	Record the derivative liability, change in fair value of derivatives and mark-to-market for the tainted warrants issued to CIT pursuant to the CIT Credit Facility.

j.	Record the incremental increase in depletion associated with the increased capital investment in the oil and gas properties acquired in the Voyager Acquisition of approximately $7.4 million.

Explanatory Note:

    The derivative liabilities exist because we have insufficient authorized and unissued shares of our Common Stock to settle our contracts including the outstanding  preferred stock (Series A, B, D, and E), our outstanding warrants and stock options and our outstanding convertible debt.  Upon the effectiveness of the Charter Amendment to increase our number of authorized shares of Common Stock from 24,000,000 to 149,000,000 we will have sufficient authorized and unissued shares to settle these contracts.  At that point, the derivative liability will be eliminated and we will record a gain on the change in fair value of derivatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name

Date: September 9, 2008	By:	/s/ Carl A. Chase
Carl A. Chase
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Ralph E. Davis Associates, Inc., independent petroleum engineer
23.2	Consent of Malone & Bailey PC, independent registered accountants
23.3	Consent of Montgomery Coscia Greilich LLP, independent registered accountants
99.1
Stock Purchase and Sale Agreement, dated May 22, 2008, among the Company, Voyager Gas Holdings, L.P. and   Voyager Gas Corporation  (incorporated herein by reference to Exhibit 99.1 of the Company's Form 8-K report, filed May 23, 2008).

99.2	Credit Agreement, dated as of September 2, 2008, among the Company, as borrower, CIT Capital USA Inc., as administrative agent, and the lenders party thereto (the “Revolving Loan”).
99.3	Second Lien Term Loan Agreement, dated as of September 2, 2008, among the Company, as borrower, CIT Capital USA, Inc., as administrative agent, and the lenders party thereto (the “Term Loan”).
99.4	$50.0 million Note, issued under the Revolving Loan on September 2, 2008 to CIT Capital USA Inc., as lender.
99.5	$22.0 million Note, issued under the Term Loan on September 2, 2008 to CIT Capital USA Inc., as lender.
99.6	Intercreditor Agreement, dated as of September 2, 2008, among the Company, as borrower, its subsidiaries, CIT Capital USA, Inc., as first lien and second lien administrative agents
99.7	Guaranty and Collateral Agreement, dated as of September 2, 2008, made by the Company and guarantors named therein for the benefit of CIT Capital USA, Inc., as administrative agent.
99.8	Second Lien Guaranty and Collateral Agreement, dated as of September 2, 2008, made by the Company and guarantors named therein for the benefit of CIT Capital USA, Inc., as administrative agent
99.9	$557,500 Note, issued September 2, 2008 to Global Hunter Securities, LLC
99.10	Warrant, dated September 2, 2008, from the Company to CIT Capital USA, Inc.
99.11	Warrant, dated September 2, 2008, from the Company to Global Hunter Securities, LLC.
99.12	Certificate of Designation, dated August 27, 2008, with respect to the Company’s Series D Preferred Stock.
99.13	Certificate of Designation, dated August 29, 2008, with respect to the Company’s Series E Preferred Stock.
99.14	Registration Rights Agreement, dated September 2, 2008, among the Company, Voyager Gas Holdings, L.P. and CIT Capital USA, Inc.
99.15
Registration Rights Agreement, dated May 21, 2008, among the Company and the purchasers named therein (incorporated herein by reference to Exhibit 99.10 of the Company's Form 8-K report, filed May 23, 2008).

99.16	First Amendment to Purchase and Sale Agreement, dated as of August 15, 2008, among the Company, Gas Holdings, L.P. and Voyager Gas Corporation
99.17	Second Amendment to Purchase and Sale Agreement, dated as of September 2, 2008, among the Company, Gas Holdings, L.P. and Voyager Gas Corporation
99.18	Summary Third Party Engineering Report of Ralph E. Davis Assoicayes, Inc.